Exhibit 10.4

CLIFFORD CHANCE LLP

CONFORMED COPY

DATED 6 DECEMBER 2018

MAERSK DRILLING HOLDING A/S

AS ORIGINAL COMPANY

ARRANGED BY

DNB BANK ASA AND NORDEA BANK ABP, FILIAL I NORGE

AS BOOKRUNNERS, MANDATED LEAD ARRANGERS AND COORDINATORS

BNP PARIBAS, DANSKE BANK A/S AND ING BANK N.V.

AS BOOKRUNNERS AND MANDATED LEAD ARRANGERS

COMMERZBANK AKTIENGESELLSCHAFT AND NYKREDIT BANK A/S

AS MANDATED LEAD ARRANGERS

BARCLAYS BANK PLC AND SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

AS LEAD ARRANGERS

CLIFFORD CAPITAL PTE. LTD., CITIBANK N.A. JERSEY BRANCH, J.P. MORGAN

SECURITIES PLC AND SUMITOMO MITSUI BANKING CORPORATION EUROPE

LIMITED

AS ARRANGERS

WITH

DNB BANK ASA

ACTING AS AGENT

AND

DNB BANK ASA

ACTING AS SECURITY AGENT

USD 1,550,000,000 TERM AND REVOLVING

FACILITIES AGREEMENT

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34.	Payment Mechanics	153

35.	Set-off	157

36.	Notices	158

37.	Calculations and Certificates	161

38.	Partial Invalidity	161

39.	Remedies and Waivers	161

40.	Amendments and Waivers	161

41.	Confidential Information	170

42.	Confidentiality of Funding Rates and Reference Bank Quotations	175

43.	Counterparts	177

44.	Bail-In	177

45.	Governing Law	179

46.	Enforcement	179

Schedule 1 The Original Parties		180

Part I The Original Obligors		180

Part II The Original Lenders		181

Schedule 2 Conditions Precedent		182

Part I Conditions Precedent to Initial Utilisation		182

Part II Conditions Precedent required to be delivered by an Additional Obligor		186

Schedule 3 Requests		188

Part I Utilisation Request - Loans		188

Part II Utilisation Request - Letters Of Credit		190

Part III Selection Notice		192

Schedule 4 Form of Transfer Certificate		194

Schedule 5 Form of Assignment Agreement		197

Schedule 6 Form of Accession Letter		200

Schedule 7 Form of Resignation Letter		203

Schedule 8 Form of Compliance Certificate		204

Schedule 9 Timetables		206

Schedule 10 Form of Letter of Credit		209

Schedule 11 Form of Affiliate Accession Undertaking		212

Schedule 12 Form of Issuing Bank Affiliate Accession Undertaking		213

Schedule 13 Form of Increase Confirmation		214

Schedule 14 Other Benchmarks		217

Schedule 15 Collateral Rigs		219

Schedule 16 Debt Novation Certificate		221

Schedule 17 Collateral Rigs and Insurance Undertakings		223

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THIS AGREEMENT is dated 6 December 2018 and made between:

(1)	MAERSK DRILLING HOLDING A/S (the “Original Company”);

(2)	MAERSK DRILLING HOLDING A/S as original borrower (the “Original Borrower”);

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as rig owners (the “Original Rig Owners”);

(4)

THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as material intra-group charterers (the “Original Material Intra-Group Charterers”, together with the Company and the Rig Owners, the “Original Guarantors”);

(5)	DNB BANK ASA and NORDEA BANK ABP, FILIAL I NORGE as mandated lead arrangers, bookrunners and coordinators (the “MLA Bookrunner Coordinators”);

(6)	BNP PARIBAS, DANSKE BANK A/S and ING BANK N.V. as mandated lead arrangers and bookrunners (the “MLA Bookrunners”);

(7)	COMMERZBANK AKTIENGESELLSCHAFT and NYKREDIT BANK A/S as mandated lead arrangers (the “Mandated Lead Arrangers”);

(8)	BARCLAYS BANK PLC and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as lead arrangers (the “Lead Arrangers”);

(9)

CLIFFORD CAPITAL PTE. LTD., CITIBANK N.A. JERSEY BRANCH, J.P. MORGAN SECURITIES PLC and SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as arrangers (the “Arrangers”) (and each of the MLA Bookrunner Coordinators, the MLA Bookrunners, the Mandated Lead Arrangers, the Lead Arrangers and the Arrangers, whether acting individually or together the “Arranger”);

(10)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(11)	DNB BANK ASA as agent of the other Finance Parties (the “Agent”); and

(12)	DNB BANK ASA as security trustee for the Secured Parties (the “Security Agent”).

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IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2018 Financial Statements” means the audited consolidated financial statements of the Company for the financial year ended 31 December 2018.

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by S&P Global Ratings, a division of S&P Global Inc. or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any Original Lender or Affiliate of an Original Lender; or

(c)	any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders) and the Company.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account Charge” means, in relation to a Rig Owner, the Security over the Earnings Account of that Rig Owner, made or to be made between that Rig Owner and the Security Agent.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 30 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Affiliate Accession Undertaking” means an undertaking in the form set out in Schedule 11 (Form of Affiliate Accession Undertaking).

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

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(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

“Approved Classification Society” means American Bureau Shipping or Lloyd’s Register or any other classification society approved in writing by the Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Flag” means Denmark, Singapore, Isle of Man, Azerbaijan (in relation to the Collateral Rig “Maersk Explorer” only), Marshall Islands, Liberia, Panama,

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England, Cyprus, Hong Kong, Bahamas, Malta, Bahamas, Sweden or such other ship registry or flag acceptable to the Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Valuer” means each of Fearnley Offshore, Clarksons, Pareto Offshore, IHS Markit or such other brokers as may be agreed by the Lenders and the Company.

“Arrest” means, in relation to any Collateral Rig, an arrest of that Collateral Rig (other than an arrest falling under the definition of Total Loss) which has continued unremedied for sixty (60) days from the date of such arrest.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A the period from and including the date of this Agreement to and including 31 March 2019;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the first Utilisation Date of Facility A; and

(c)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date for the Revolving Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)

the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments; and

(b)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date, and, in the case of the Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

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For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from that Lender’s Revolving Facility Commitment:

(i)	that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Credit Balance” means in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means USD.

“Base Currency Amount” means:

(a)

in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit));

(b)

in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), and as adjusted in all cases to reflect any repayment, prepayment, consolidation or division of a Utilisation or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Bank Guarantee” means a bank guarantee in any form requested by a Borrower and agreed by the Agent (with the prior consent of the Majority RCF Lenders (acting reasonably)) and the Issuing Bank.

“Benchmark Rate” means, in relation to any Loan in a Non-LIBOR Currency:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate).

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“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 30 (Changes to the Obligors).

“Break Costs” means:

(a)	in relation to Facility A and the Revolving Facility, the amount (if any) by which:

(i)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in relation to Facility B, the CIRR Break Costs.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo, Copenhagen and Singapore and:

(a)	(in relation to any date for payment or purchase of a currency other than euro or a Non-LIBOR Currency) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(c)

(in relation to any date for payment or purchase of (or the fixing of an interest rate in relation to) a Non-LIBOR Currency) any day specified as such in respect of that currency in Schedule 14 (Other Benchmarks).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“CIRR Break Costs” means the amount (if any) determined by the ECA Lender by which:

(a)

the value of the interest amount which the ECA Lender should have received by applying the CIRR Interest Rate on a Facility B Loan or part thereof, for the period from the date of receipt of that Facility B Loan or part thereof, to (and including) the Termination Date for Facility B (calculation of such amount to take into account the agreed repayment schedule of the Facility B Loan, as if the Facility B Loan had been repaid on all of the scheduled Facility B Repayment Dates to (and including) the Termination Date for Facility B);

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exceeds:

(b)

the value of the interest amount the ECA Lender would be able to obtain if placing an amount equal to a Facility B Loan or part thereof at the Prepayment Swap Rate for a period starting on the Business Day following receipt or recovery of that Facility B Loan or part thereof to (and including) the Termination Date for Facility B (calculation of such amount to take into account the agreed repayment schedule of the Facility B Loan, as if the Facility B Loan had been repaid on all of the scheduled Facility B Repayment Dates to (and including) Termination Date for Facility B), and for the purpose of this paragraph, “Prepayment Swap Rate” means the fixed interbank interest swap rate quoted by a reputable capital market information provider (including Bloomberg and Thomson Reuters) for a period starting on the Business Day following receipt of a Facility B Loan or a part thereof and ending on the Termination Date for the Facility B Loan, such rate to take into account all of the scheduled Facility B Repayment Dates to (and including) the Termination Date for the Facility B Loan.

The Prepayment Swap Rate will also be used as discount factor to calculate the net present value of any positive difference between (a) and (b) above. The calculation shall be determined by the ECA Lender.

“CIRR Interest Rate” means the Commercial Interest Reference Rate determined by the Organisation for Economic Co-operation and Development (OECD) according to the “Arrangement on Officially Supported Export Credit” and as further described in Clause 12.1 (Calculation of interest).

“Closing Date” means the first Utilisation Date.

“Code” means the US Internal Revenue Code of 1986.

“Collateral Rigs” means:

(a)	each of the rigs listed in Schedule 15 (Collateral Rigs); and

(b)	each Replacement Collateral Rig subject to a Mortgage in accordance with this Agreement,

in each case, to the extent and for so long as such rig is (i) owned by a member of the Group and (ii) subject to the Transaction Security.

“Collateral Rigs Undertakings” means the undertakings set out in Part I of Schedule 17 (Collateral Rigs and Insurance Undertakings).

“Company” means:

(a)	for the period from the date of this Agreement until the ListCo Accession Date, the Original Company; and

(b) thereafter, ListCo.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Revolving Facility Commitment.

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“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or in any other form agreed between the Company and the Agent.

“Compliance Certificate Quarter Date” means each of 31 March and 30 September.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, any Collateral Rig, the Charged Property, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Debt Novation Certificate” means a certificate from the Original Company and ListCo to the Agent substantially in the form set out in Schedule 16 (Debt Novation Certificate).

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“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Deed of Covenants” means, in relation to a Collateral Rig, the deed of covenants collateral and supplemental to the Mortgage over that Collateral Rig made or to be made between the relevant Rig Owner and the Security Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Company’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)

which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Company (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Company (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) and (c) above:

(i)	its failure to pay or to issue a Letter of Credit is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three Business Days of its due date; or

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(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Demerger” means:

(a)

a partial, tax-exempt demerger of A.P. Møller – Mærsk A/S by contribution of the shares of A.P. Møller – Mærsk A/S in Maersk Drilling Holding A/S and its direct and indirect subsidiaries and certain other assets and liabilities to a newly incorporated Danish limited liability company (“ListCo”);

(b)	the distribution of the shares in ListCo to the shareholders of A.P. Møller – Mærsk A/S; and

(c)	the admission for trading and official listing of the shares of ListCo on Nasdaq Copenhagen A/S.

“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at anytime, be outstanding under that Multi-account Overdraft

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

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“Earnings Account” means any USD or EUR account held by a Rig Owner into which the principal revenue from the employment contract and/or intra-group bareboat charter arrangement with respect to the relevant Collateral Rig is required to be paid.

“Earnings Assignment” means an assignment of the earnings in relation to a Material Employment Contract between a Material Intra-Group Charterer and the Security Agent, in the form agreed by the Company and the Agent prior to the Closing Date.

“ECA Guarantor” means The Norwegian Export Credit Guarantee Agency, organisation number 974 760 908, Støperigata 1, 0250 OSLO, Norway.

“ECA Lender” means Eksportkreditt Norge AS.

“ECA Novation Agreement” means the novation agreement dated on or around the date of this Agreement between, among others, the Company, the Agent and the ECA Lender.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate).

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Existing ECA Facilities” means each of the:

(a)	USD759 million credit facility dated 22 June 2012 between A.P. Møller – Mærsk A/S as borrower and the ECA Lender; and

(b)	USD102 million credit facility dated 16 March 2016 between A.P. Møller – Mærsk A/S as borrower and the ECA Lender.

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“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means a Term Facility or the Revolving Facility.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates specified in Clause 10.1 (Repayment of Term Loans) as Facility A Repayment Dates, but if any such date is not a Business Day, then that Facility A Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Repayment Date” means each of the dates on which a repayment instalment is required to be paid pursuant to paragraph (d) of Clause 10.1 (Repayment of Term Loans), but if any such date is not a Business Day, then that repayment date shall be deemed to be the immediately succeeding Business Day.

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“Facility Office” means , in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means the market value in Dollars of a Collateral Rig or, as the case may be, all Collateral Rigs as determined in accordance with Clause 25.4 (Valuations).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

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“Fee Letter” means:

(a)

any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 15 (Fees); and

(b)

any other agreement setting out fees referred to in Clause 15.8 (Interest, commission and fees on Ancillary Facilities) or any agreement setting out fees payable to a Finance Party referred to in Clause 15.7 (Fees payable in respect of Letters of Credit).

“Finance Document” means this Agreement, the Security Documents, the Intercreditor Agreement, the ECA Novation Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Ancillary Document and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger, the Coordinators, the Security Agent, any Ancillary Lender, the Issuing Bank, the ECA Guarantor or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

net liabilities owing in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

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(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above, and, in each case, excluding any indebtedness or liability in respect of any of the items referred to paragraphs (a) to (i) above to the extent owed by one member of the Group to another member of the Group.

“Fixed Term” means a fixed term duration (not including any optional extension periods or contractual term elapsed prior to the Closing Date).

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 14.4 (Cost of funds).

“GAAP” means generally accepted accounting principles in Denmark including IFRS.

“GIEK Guarantee” means the guarantee issued by the ECA Guarantor in favour of the ECA Lender to secure the repayment of Facility B dated on or about the date of this Agreement.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Company and all its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart showing all members of the Group.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 30 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

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unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for

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it or for all or substantially all its assets (other than for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Assignment” means, in relation to a Collateral Rig, the assignment of Insurances and Requisition Compensation in respect of that Collateral Rig made or to be made between the relevant Rig Owner (or the Company) and the Security Agent.

“Insurance Undertakings” means the undertakings set out in Part II of Schedule 17 (Collateral Rigs and Insurance Undertakings).

“Insurances” means, in relation to a Collateral Rig, all policies and contracts of insurance required pursuant to the Insurance Undertakings (including all entries of that Collateral Rig in a protection and indemnity or war risks association) and which are taken out or entered into by or for the benefit of the Rig Owner of that Collateral Rig in connection with that Collateral Rig (including all benefits and claims and return of premiums relating to such policies and contracts).

“Intercreditor Agreement” means the intercreditor agreement dated on or around the date of this Agreement between, among others, the Company, the Lenders, the Agent and the Security Agent.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

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“Intra-Group Bareboat Charter” means any bareboat charter entered into between a Rig Owner and Material Intra-Group Charterer in relation to a Collateral Rig which is subject to a Material Employment Contract.

“Issuing Bank” means any Lender or Affiliate of a Lender which has become Party as an “Issuing Bank” pursuant to Clause 6.10 (Appointment of additional Issuing Banks) (and if there is more than one such Issuing Bank, such Issuing Banks shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or has been requested to issue that Letter of Credit.

“Issuing Bank Affiliate Accession Undertaking” means an undertaking in the form set out in Schedule 12 (Form of Issuing Bank Affiliate Accession Undertaking).

“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 30 (Changes to the Obligors).

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws (including the English Limitation Acts), defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(f)	any other matters of law of general application which are set out as qualifications or reservations (however described) in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

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(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)

a letter of credit substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent (with the prior consent of the Majority RCF Lenders (acting reasonably)) and the Issuing Bank;

(b)	a Bank Guarantee; or

(c)	any guarantee, indemnity or other instrument in a form requested by a Borrower and agreed by the Agent (with the prior consent of the Majority RCF Lenders (acting reasonably)) and the Issuing Bank.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate).

“ListCo” has the meaning given to it in the definition of Demerger.

“ListCo Accession Date” means the date on which ListCo has acceded to this Agreement pursuant to Clause 2.5 (ListCo Accession).

“LMA” means the Loan Market Association.

“Loan” means a Term Loan or a Revolving Facility Loan.

“Local Counsel Confirmations” means an email confirmation substantially in the form set out in Schedule 20 (Local Counsel Confirmations) from:

(a)	Wong Tan & Molly Lim LLC, formal law alliance partner to Watson Farley & Williams Singapore, legal advisers to the Agent in Singapore;

(b)	DQ Advocates, legal advisers to the Agent in the Isle of Man; and

(c)	Wikborg Rein Advokatfirma AS, legal advisers to the Agent in Norway,

(save for any amendments acceptable to the Agent (acting reasonably)) and, in the case of an Additional Obligor that accedes to this Agreement prior to the ListCo Accession Date which is incorporated in a jurisdiction other than the jurisdiction of incorporation of an Original Obligor, an equivalent confirmation from the legal advisers to the Agent in the jurisdiction in which the Additional Obligor is incorporated.

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“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Majority RCF Lenders” means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2⁄3% of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Revolving Facility Commitments immediately prior to the reduction).

“Margin” means:

(a)	in relation to any Facility A Loan 2.75 per cent. per annum; and

(b)	in relation to any Revolving Facility Loan 2.45 per cent. per annum,

but if:

(i)	no Event of Default has occurred and is continuing and the Company has delivered its latest Compliance Certificate at the time required under Clause 24.2 (Compliance Certificate); and

(ii)	a period of 12 Months has expired since the date of this Agreement,

then the Margin for each Loan under Facility A and the Revolving Facility will be the percentage per annum set out below in the column for that Facility opposite that range based on the relevant Leverage Ratio as confirmed by that Compliance Certificate:

Leverage Ratio	Facility A Margin (% p.a.)	Revolving Facility Margin (% p.a.)
More than 4.0:1	3.00	2.70
Less than or equal to 4.0:1 but more than 3.0:1	2.75	2.45
Less than or equal to 3.0:1 but more than 2.0:1	2.50	2.20
Less than or equal to 2.0:1 but more than 1.0:1	2.25	1.95
Less than or equal to 1.0:1	2.00	1.70

and any change in the Margin shall take effect three Business Days after receipt by the Agent of the Compliance Certificate and the financial statements for that Relevant Period pursuant to Clause 24.2 (Compliance Certificate) confirming the change in Margin. For the purpose of determining the Margin, “Leverage Ratio” and “Relevant Period” shall be determined in accordance with Clause 25.1 (Financial definitions).

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While an Event of Default is continuing or if the Company fails to deliver a Compliance Certificate at the time required under Clause 24.2 (Compliance Certificate), the Margin shall be the highest percentage per annum set out above for a Loan under that Facility.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the legality, validity or enforceability of the Finance Documents.

“Material Intra-Group Charterer” means any Original Material Intra-Group Charterer and any wholly-owned Subsidiary of the Company holding a Material Employment Contract for one or more Collateral Rigs.

“Material Employment Contract” means, with respect to any Collateral Rig, any existing drilling contract, or new drilling contract entered into on or after the Closing Date, between a member of the Group and an oil and gas client of the Group (which is not itself a member of the Group) with a Fixed Term in excess of 18 months (but excluding any drilling contracts with an oil and gas client of the Group (which is not itself a member of the Group) for a fixed term duration of less than 18 months which have arisen out of the assignment, novation or suspension of the original Material Employment Contract).

“Material Subsidiary” means any Subsidiary of the Company whose gross assets (calculated on an unconsolidated basis) or earnings before interest, tax, depreciation and amortisation exceeds 2 per cent. of the total assets or Consolidated EBITDA of the Group. Compliance with this definition shall be determined by reference to the latest financial statements of that Subsidiary (audited, if available, and consolidated in the case of a Subsidiary that itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

“Minimum Coverage Threshold” has the meaning ascribed to it in Clause 25.5 (Security Coverage Ratio).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	other than where paragraph (b) below applies:

(i)

(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

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(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(b)

in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) in a Non-LIBOR Currency for which there are rules specified as Business Day Conventions in respect of that currency in Schedule 14 (Other Benchmarks), those rules shall apply.

The rules in paragraph (a) above will only apply to the last Month of any period.

“Mortgage” means, in relation to a Collateral Rig, a first priority vessel mortgage governed by the laws of the Approved Flag of that Collateral Rig made or to be made between the relevant Rig Owner and the Security Agent.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“New Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility, which:

(a)	is not an Acceptable Bank (other than a Lender which the Issuing Bank has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender; or

(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.4 (Indemnities) or Clause 31.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 40.7 (Replacement of Lender).

“Non-LIBOR Currency” means DKK.

“Non-Material Assets” means any Collateral Rigs whose Fair Market Value either individually or in aggregate does not exceed 2 per cent. of the Fair Market Value of all Collateral Rigs owned by the Group at any time.

“Non-Material Obligor” means an Obligor which is not a Material Subsidiary and is not a Borrower.

“Obligor” means a Borrower or a Guarantor.

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“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the special purpose combined financial statements of Maersk Drilling for the financial years ended 31 December 2017, 31 December 2016 and 31 December 2015.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means any registrations, filings, endorsements, notarisations, stampings, notices, actions and any other steps required in order to perfect or to achieve relevant priority for Security, or for the enforceability or production in evidence of the relevant Security Document, including without limitation the filings and other requirements set out in Clause 23.9 (No filing or stamp taxes).

“Permitted Gross Outstandings” means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

“Permitted Sale” means any sale, transfer or other disposal of (i) any Collateral Rig by a Rig Owner, or (ii) the shares in a Rig Owner, in each case, to a member of the Group (a “Group Purchaser”).

“Qualifying Lender” has the meaning given to it in Clause 16 (Tax gross-up and indemnities).

“Quarter Date” means 31 March, 30 June, 30 September and 31 December (or if any such day is not a Business Day, on the immediately succeeding Business Day).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency (other than a Non-LIBOR Currency)) two Business Days before the first day of that period,

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(unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)); or

(d)	(if the currency is a Non-LIBOR Currency) the day specified as such in respect of that currency in Schedule 14 (Other Benchmarks).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means:

(a)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(i)	in relation to LIBOR as either:

(A)	if:

(1)	the Reference Bank is a contributor to the applicable Screen Rate; and

(2)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(B)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

(ii)	in relation to EURIBOR:

(A)

(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(B)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to a Benchmark Rate for a Loan in a Non-LIBOR Currency, the rate specified as such in respect of that currency in Schedule 14 (Other Benchmarks).

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“Reference Banks” means, in relation to LIBOR, EURIBOR and the Benchmark Rate for a Loan in a Non-LIBOR Currency, such entities as may be appointed by the Agent in consultation with the Company with the consent of that entity.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Amount” means, in relation to any Collateral Rig, an amount equal to the product of (i) the then aggregate principal amount of outstanding Loans and undrawn Commitments under Facility A, Facility B and the Revolving Facility and (ii) a fraction, the numerator of which is the Fair Market Value of such Collateral Rig and the denominator of which is the sum of the aggregate of the Fair Market Value of all Collateral Rigs.

“Relevant Date” means, in relation to any Collateral Rig:

(a)	in the case of a Third Party Sale of that Collateral Rig, the date on which that Third Party Sale is completed;

(b)	in the case of a Total Loss of that Collateral Rig, the Total Loss Date; and

(c)	in the case of an Arrest of that Collateral Rig, the date of such Arrest.

“Relevant Jurisdiction” means:

(a)	the Original Jurisdiction of each Obligor and the jurisdiction of incorporation of each other member of the Group; and

(b)	the jurisdiction whose laws govern any of the Security Documents.

“Relevant Market” means in relation to euro, the European interbank market, in relation to a Non-LIBOR Currency, the market specified as such in respect of that currency in Schedule 14 (Other Benchmarks) and, in relation to any other currency, the London interbank market.

“Relevant Reduction” means, in relation to any Collateral Rig on the occurrence of the Relevant Date, an amount equal to the Relevant Amount or, if less, the amount of the Available Commitments under the Revolving Facility, in each case, applied pro rata between the Revolving Facility Commitments of the Lenders.

“Remedy Date” means, in relation to any Remedy Period and a Replacement Collateral Rig, the day on which the Security Agent receives:

(a)	the Rig Security Package over such Replacement Collateral Rig executed by the applicable Rig Owner in favour of the Security Agent;

(b)	such legal opinions as are reasonably required by the Security Agent in relation to the registration of that Replacement Collateral Rig and its Rig Security Package; and

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(c)

copies of the documents set out in paragraphs 1 (to the extent required for the legal opinions referred to in paragraph (b) above to be issued) and 4 of Part I of Schedule 2 (Conditions Precedent) in relation to that Replacement Collateral Rig,

(together, the “Replacement Documents”) and each such Replacement Document shall be in substantially the same form as delivered to the Security Agent pursuant to Part I of Schedule 2 (Conditions Precedent) in relation to the Collateral Rig subject to the relevant Rig Prepayment Event (or in any other form acceptable to the Security Agent).

“Remedy Period” means the period commencing on the Relevant Date and terminating on the date falling one hundred and eighty (180) days thereafter.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repayment Instalment” means each instalment for repayment of the Term Loans referred to in Clause 10.1 (Repayment of Term Loans).

“Repeating Representations” means each of the representations set out in Clauses 23.2 (Status) to 23.6 (Validity and admissibility in evidence), paragraph (c) of Clause 23.12 (Financial statements), Clause 23.13 (Pari passu ranking) and paragraph (b) of Clause 23.18 (Sanctions).

“Replacement Collateral Rig” means each such replacement rig or rigs which is or are:

(a)

(i)	in aggregate (if applicable) of equal or greater Fair Market Value than the Collateral Rig it is, or they are, replacing;

(ii)	classed with an Approved Classification Society;

(iii)	flagged under an Approved Flag; and

(iv)	either:

(A)	no older than ten (10) years of age, or

(B)	no older than the Collateral Rig which was the subject of the Rig Prepayment Event, if such Collateral Rig is older than ten (10) years of age; or

(b)	otherwise acceptable to the Agent (acting on the instructions of the Majority Lenders).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

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“Requisition” means, in relation to any Collateral Rig:

(a)

any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or compulsory acquisition of that Collateral Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Collateral Rig (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” means, in relation to any Collateral Rig, all compensation or other moneys payable to the relevant Rig Owner by reason of any Requisition of that Collateral Rig in the exercise or purported exercise of any lien or claim.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Person” means:

(a)	any person or entity that is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of persons);

(b)

any person or entity that is domiciled, resident, or has its main place of business in or is incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)

any entity that is directly or indirectly owned or controlled by, or any person or entity acting on behalf of a person and/or entity referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities).

“Revolving Facility Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

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“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit.

“Rig Owner” means:

(a)	any Original Rig Owner; and

(b)	any Subsidiary of the Company which has become an Additional Guarantor in accordance with Clause 30.4 (Additional Guarantors),

which, in each case, owns one or more Collateral Rigs.

“Rig Security Package” means:

(a)	in respect of each Collateral Rig or Replacement Collateral Rig:

(i)	a Deed of Covenant;

(ii)	a Mortgage; and

(iii)	an Insurance Assignment;

(b)	in respect of each Rig Owner (to the extent required under Clause 26.13 (Rig Owners and Material Intra-Group Charterers)):

(i)	an Account Charge (if applicable); and

(ii)	a Share Charge; and

(c)	in respect of each Material Intra-Group Charterer (to the extent required under Clause 26.13 (Rig Owners and Material Intra-Group Charterers)), a Share Charge.

“Rig Prepayment Event” means, with respect to any Collateral Rig:

(a)	a Third Party Sale;

(b)	an Arrest; or

(c)	a Total Loss,

in each case, of that Collateral Rig.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)

made or to be made on the same day that (i) a maturing Revolving Facility Loan is due to be repaid; or (ii) a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;

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(c)

in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of: (i) refinancing that maturing Revolving Facility Loan; or (ii) satisfying the relevant claim in respect of that Letter of Credit.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Crimea, Iran, North Korea, Sudan and Syria).

“Sanctions” means any economic or financial sanctions laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes, or any other comprehensive trade restrictions imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means:

(a)	the United States (“US”) including, for the avoidance of doubt, the US Department of the Treasury’s Office of Foreign Assets Controls (“OFAC”);

(b)	the United Nations Security Council;

(c)	the European Union or any of its member states where a member of the Group or any Finance Party is incorporated;

(d)	the United Kingdom;

(e)	the Norwegian State;

(f)	any member state of the European Economic Area where a member of the Group or a Lender is incorporated; or

(g)	Singapore, including the Monetary Authority of Singapore,

including, in each case, any other governmental institution or authority of any of the foregoing.

“Sanctions List” means any list of persons or entities being the subject of any Sanctions published by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Sanctions or Anti-Corruption Event” means a breach by an Obligor of any of the representations or undertakings under Clauses 23.18 (Sanctions), 23.19 (Anti-Corruption) or 26.8 (Sanctions, Anti-Corruption and Anti-Bribery) unless such breach is, in the Agent’s reasonable discretion, capable of remedy and is, unless otherwise agreed to in writing by the Agent (acting on the instructions of the Lenders), remedied within 15 Business Days of the earlier of (1) the Agent giving notice to the Company and (2) the Company becoming aware of the occurrence of such event.

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“Screen Rate” means:

(a)

in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

(b)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company; and

(c)	in relation to a Benchmark Rate, the rate specified as such in respect of the relevant currency in Schedule 14 (Other Benchmarks).

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Coverage Ratio” means at any relevant time, an amount (expressed as a percentage) which is equal to (A/B) x 100, where:

A =

the aggregate of the Fair Market Values of all the Collateral Rigs (other than any Collateral Rigs to which a Remedy Period applies) and any additional cash or collateral already provided to restore the Minimum Coverage Threshold; and

B =	the Utilisations outstanding (including any Ancillary Outstandings).

“Security Documents” means each of the documents listed as being a Security Document in paragraph 2(e) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 10 of Part II of Schedule 2 (Conditions Precedent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to a Term Facility.

“Separate Loan” has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

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“Share Charge” means, in relation to a Rig Owner or Material Intra-Group Charterer, the Security over 100% of the shares of that Rig Owner or Material Intra-Group Charterer, made or to be made between its shareholder and the Security Agent.

“Social Claim” means any claim, proceeding or investigation by any party in respect of (i) material labour issues (ii) human rights issues or (iii) any other Social Law.

“Social Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Obligors conduct business which relates to labour or human right issues.

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means Facility A or Facility B.

“Termination Date” means:

(a)	in relation to Facility A, the date falling five years after the Closing Date;

(b)	in relation to Facility B, 30 December 2025; and

(c)	in relation to the Revolving Facility, the date falling five years after the Closing Date.

“Term Loan” means a Facility A Loan or a Facility B Loan.

“Third Party Sale” means any sale, transfer or other disposal of (i) any Collateral Rig by a Rig Owner, or (ii) the shares in a Rig Owner, in each case, to person that is not a Group Purchaser.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Revolving Facility Commitments, being USD 1,550,000,000 at the date of this Agreement.

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“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being USD 975,837,904 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being USD 174,162,096 at the date of this Agreement.

“Total Loss” means, in relation to a Collateral Rig:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Collateral Rig; or

(b)	any Requisition of that Collateral Rig unless that Collateral Rig is returned to the full control of the relevant Obligor within ninety (90) days of such Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Collateral Rig:

(a)	in the case of an actual loss of that Collateral Rig, the date on which it occurred or, if that is unknown, the date when that Collateral Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Collateral Rig, the earliest of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers;

(ii)	the date determined by a competent court of law to have been the date on which the Total Loss happened; and

(iii)

the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with that Collateral Rig’s insurers in which the insurers agree to treat that Collateral Rig as a Total Loss; and

(c)	in the case of a Requisition, the date ninety (90) days after the date upon which the Requisition occurred.

“Total Loss Proceeds” means the proceeds receivable by the Borrower or the relevant Rig Owner for any Total Loss.

“Total Loss Repayment Date” means, where a Collateral Rig has become a Total Loss, the earlier of:

(a)	the date falling 90 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being USD 400,000,000 at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

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“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I or Part II of Schedule 3 (Requests).

“Valuation Date” means any date on which aggregate Fair Market Value of the Collateral Rigs is tested by reference to the valuation obtained on such date by, and at the cost of, the Security Agent in accordance with paragraph (b) of Clause 25.4 (Valuations).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)

the “Agent”, the “Arranger”, the “Security Agent”, any “Finance Party”, any “Issuing Bank”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

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(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(vii)	a Lender’s “participation” in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of

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Credit or, as the case may be, Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;

(ii)

subject to paragraph (b) of Clause 7.7 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Creditor Ancillary Facility withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii)

the Borrower has executed a security document, in form and substance satisfactory to the Issuing Bank or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)	A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower providing cash cover for that Letter of Credit or in respect of those Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(h)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(j)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(k)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

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(l)	A Borrower’s obligation on Utilisations becoming “due and payable” includes the Borrower repaying any Letter of Credit in accordance with paragraph (g) above.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “€”, “EUR” and “euro” denote the single currency of the Participating Member States and “DKK” and “Danish Krone” denote the lawful currency of Denmark.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding paragraph (a) above, the ECA Guarantor may rely on any Clause expressed to be for its benefit subject in each case to paragraph (c) below and the provisions of the Third Parties Act.

(c)

Subject to Clause 40.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

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SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to:

(i)	the Borrowers, a term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(ii)	the Company, a term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(iii)	the Borrowers, a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.2	Increase

(a)	The Company may by giving not less than three Business Days’ prior notice to the Agent after the effective date of a cancellation of:

(i)

the Available Commitments of a Defaulting Lender in accordance with paragraph (d) of Clause 11.12 (Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 11.1 (Illegality); or

(B)	paragraph (a) of Clause 11.12 (Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitments relating to that Facility so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

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(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)

any increase in the Commitments relating to a Facility shall, subject to the condition set out in paragraph (d) below, take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)	The consent of the Issuing Bank is required for an increase in the Total Revolving Facility Commitments.

(e)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(f)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (f).

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(g)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(h)	Clause 28.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

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(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.5	ListCo Accession

(a)

At any time after the date of this Agreement and notwithstanding Clause 30.2 (Additional Borrowers) and Clause 30.4 (Additional Guarantors), the Company may request that ListCo becomes an Additional Borrower and Additional Guarantor.

(b)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.8 (“Know your customer” checks) and provided that the Demerger has occurred or will occur concurrently therewith, ListCo shall become an Additional Borrower and Additional Guarantor if the Company delivers to the Agent:

(i)	evidence that the Demerger has occurred;

(ii)	a duly completed and executed Accession Letter;

(iii)	a duly executed Insurance Assignment;

(iv)	the documents and evidence listed in paragraphs 2, 3, 4, 7, 8, 13 and 14 of Part II of Schedule 2 (Conditions Precedent) in relation to ListCo,

each in form and substance satisfactory to the Agent and the Agent has received the Local Counsel Confirmations.

(c)	Upon notification by the Company, the Agent shall promptly request the Local Counsel Confirmations.

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(d)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received all the documents and other evidence listed in paragraph (b) above.

(e)

Immediately upon delivery by the Original Company and ListCo of the Debt Novation Certificate to the Agent, and provided that ListCo has acceded to this Agreement as an Additional Borrower pursuant to paragraphs (a) and (b) above, the Parties to this Agreement confirm that with effect on and from the date of the Debt Novation Certificate:

(i)

any Loans utilised by the Original Company shall automatically be transferred by novation to and assumed by ListCo together with all of the Original Company’s rights and obligations as Borrower under this Agreement and the other Finance Documents which relate to those Loans;

(ii)

the Original Company and the Finance Parties shall be released from further obligations towards one another under the Finance Documents in respect of those Loans and their respective rights against one another in respect of those Loans shall be cancelled (being the “Demerger Discharged Rights and Obligations”); and

(iii)

ListCo and each Finance Party shall assume obligations towards one another and/or acquire rights against one another which differ from the Demerger Discharged Rights and Obligations only insofar as ListCo and that Finance Party have assumed and/or acquired the same in place of the Original Company and that Finance Party.

(f)

For the avoidance of doubt, each Guarantor confirms for the benefit of the Finance Parties that all guarantee obligations owed by it under Clause 21 (Guarantee and Indemnity) of this Agreement shall (a) remain in full force and effect notwithstanding the accession of ListCo pursuant to this Clause 2.5 and (b) extend to any obligations assumed by ListCo under the Finance Documents as a result of this Clause 2.5.

(g)

For the avoidance of doubt, each Obligor confirms for the benefit of the Finance Parties that, the Security created by it pursuant to each Security Document to which it is a party shall (a) remain in full force and effect notwithstanding the accession of ListCo pursuant to this Clause 2.5 and (b) continue to secure its Secured Obligations (as defined in the Intercreditor Agreement) under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards the:

(i)	payment of initial dividends; and/or

(ii)	general corporate purposes of the Group.

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(b)	The Company shall apply all amounts borrowed by it under Facility B towards the change of debtor and partial novation of the Existing ECA Facilities.

(c)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards the general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) or Clause 6.5 (Issue of a Letter of Credit) in relation to any Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)

it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)

it is euro or DKK or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Utilisation.

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(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than 5 Facility A Loans would be outstanding;

(ii)	more than 1 Facility B Loan would be outstanding; or

(iii)	more than 20 Revolving Facility Loans would be outstanding.

(b)

A Borrower may not request that a Facility A Loan or a Facility B Loan be divided if, as a result of the proposed division, 5 or more Facility A Loans or 5 or more Facility B Loans would be outstanding.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(e)	A Borrower may not request that a Letter of Credit be issued under the Revolving Facility if, as a result of the proposed Utilisation, 15 or more Letters of Credit would be outstanding.

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SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

Subject to Clause 5.5 (Utilisation of Facility B), a Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 13 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in the case of each Term Facility, the Base Currency; and

(ii)	in the case of the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of USD50,000,000 for each Term Facility;

(ii)	if the currency selected is the Base Currency, USD5,000,000 for the Revolving Facility (and in each case, in integral multiples of USD1,000,000) or in each case, if less, the Available Facility;

(iii)	if the currency selected is euro, a minimum of EUR5,000,000 (and in integral multiples of EUR1,000,000) for the Revolving Facility or, if less, the Available Facility;

(iv)	if the currency selected is DKK, a minimum of DKK50,000,000 (and in integral multiples of DKK10,000,000) for the Revolving Facility or, if less, the Available Facility; or

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(v)

if the currency selected is an Optional Currency other than euro or DKK, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(vi)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

If a Revolving Facility Utilisation is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments.

(d)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, in the case of a Revolving Facility Loan and if different, the amount of that participation to be made available in accordance with Clause 34.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Utilisation of Facility B

With effect from the Effective Time (as defined in the ECA Novation Agreement):

(a)	Facility B shall be deemed utilised in full in an amount equal to the Total Facility B Commitments;

(b)

the new Facility B Loan arising pursuant to the ECA Novation Agreement shall be deemed to have a Utilisation Date as at the date on which the Effective Time (as defined in the ECA Novation Agreement) occurs; and

(c)	the ECA Lender shall be deemed to have advanced the Facility B Loan for the purposes of this Clause 5 (Utilisation - Loans).

5.6	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

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(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

6.	UTILISATION - LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation - Loans) does not apply to Utilisations by way of Letters of Credit.

(c)

In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower and beneficiary of the Letter of Credit;

(c)	it identifies the Issuing Bank which is to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached; and

(g)	the delivery instructions for the Letter of Credit are specified.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

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(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of USD1,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is euro, a minimum of EUR1,000,000 or, if less, the Available Facility;

(iii)	if the currency selected is DKK, a minimum of DKK10,000,000 or, if less, the Available Facility; or

(iv)

if the currency selected is an Optional Currency other than euro or DKK, the minimum amount (and if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)

in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(d)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

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(g)

Subject to paragraph (i) of Clause 31.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)

The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Letter of Credit in any particular form of communication.

6.6	Renewal of a Letter of Credit

(a)

A Borrower may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)

Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any Lender under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)

the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover),

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the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)

If any Letters of Credit are denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)

A Borrower shall, if requested by the Agent within ten days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Appointment of additional Issuing Banks

(a)

Any Lender which has agreed to the Company’s request to be an Issuing Bank for the purposes of this Agreement shall become Party as an “Issuing Bank” upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank.

(b)

Any Affiliate of a Lender which has agreed to the Company’s request to be an Issuing Bank for the purposes of this Agreement shall become Party as an “Issuing Bank” by delivery to the Agent of a duly completed Issuing Bank Affiliate Accession Undertaking.

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7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	The relevant Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Letters of Credit with an Expiry Date after the Termination Date

If a Letter of Credit has an Expiry Date ending after the Termination Date for the Revolving Facility, on such Termination Date, provided that the Borrower has provided the relevant Issuing Bank with cash cover in full in respect of such Letter of Credit, or as otherwise agreed between the Borrower and the relevant Issuing Bank:

(a)

such Letter of Credit shall continue as between the relevant Issuing Bank and the relevant member of the Group on a bilateral basis and not as part of, or under the, Finance Documents (and, for the avoidance of doubt, each Lender shall be released from any indemnity to the Issuing Bank in respect of such Letter of Credit); and

(b)

save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date, no such rights or obligations in respect of such Letter of Credit shall, as between the Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent, support any such Letter of Credit in respect of any claims that arise after such Termination Date.

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7.4	Indemnities

(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)

Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	The Borrower which requested a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.4 in respect of that Letter of Credit.

(d)

The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)

If a Borrower has provided cash cover in respect of a Lender’s participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (b) above.

(f)

The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document, any Letter of Credit or any other document or security including, without limitation, any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Finance Document or other document;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.5	Cash collateral by Non-Acceptable L/C Lender and Company’s option to provide cash cover

(a)

If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling ten Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or

(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)

The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

(d)	Each Lender under the Revolving Facility shall notify the Agent and the Company:

(i)

on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

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(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) above to the Agent and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)

Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.5 may, by notice to the Issuing Bank request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)

to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:

(A)	it ceases to be a Non-Acceptable L/C Lender;

(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within ten Business Days of that Lender’s request (and shall co-operate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)

To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Company (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may, at any time before the proposed

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Utilisation Date of that Letter of Credit, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the amount of that proposed Letter of Credit.

7.6	Requirement for cash cover from Borrower

If:

(a)

a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)

the Issuing Bank notifies the Company (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit; and

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within ten Business Days of the notice referred to in paragraph (b) above.

7.7	Regulation and consequences of cash cover provided by Borrower

(a)

Any cash cover provided by a Borrower pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) may be funded out of a Revolving Facility Loan.

(b)

Notwithstanding paragraph (e) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;

(ii)	if:

(A)	the relevant Lender ceases to be a Non-Acceptable L/C Lender;

(B)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement ; or

(C)	an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

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(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within ten Business Days of that Borrower’s request.

(c)

To the extent that a Borrower has provided cash cover pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower), the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However the relevant Borrower’s obligation to pay any letter of credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 15.7 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)

The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.8	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an

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amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility may be made available by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

9.2	Availability

(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.

(b)

An Ancillary Facility shall not be made available unless, not later than three Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

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(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)

may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)

must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 37.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

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(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.8 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)

An Ancillary Facility shall cease to be available on the Termination Date applicable to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;

(ii)

the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iv)	both:

(A)	the Available Commitments relating to the Revolving Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisation.

(d)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

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9.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

9.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.6:

(i)	“Revolving Facility Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)

its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and

(B)

if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	“Total Revolving Facility Outstandings” means the aggregate of all Revolving Facility Outstandings.

(b)

If the Agent exercises any of its rights under Clause 27.14 (Acceleration) (other than declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Facility Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Facility Outstandings of each Lender bear the same proportion to the Total Revolving Facility Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the Agent exercises the relevant right(s) under Clause 27.14 (Acceleration).

(c)

If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and each Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Facility

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Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to Revolving Facility Outstandings made pursuant to this Clause 9 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Facility Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer pursuant to Clause 28.11 (Pro rata interest settlement)).

(e)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f)	All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(g)

This Clause 9.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Revolving Facility Utilisation or in another currency which is acceptable to that Lender.

9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

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(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall become a Party by delivery to the Agent of a duly completed Affiliate Accession Undertaking.

(d)

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)

If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 30.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)

Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.10	Commitment Amounts

Notwithstanding any other term of this Agreement each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

9.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 40 (Amendments and Waivers) will apply.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT

10.1	Repayment of Term Loans

(a)

Each Borrower shall repay the Facility A Loans made to it in instalments by repaying on each Facility A Repayment Date an amount which reduces the amount of the outstanding aggregate Facility A Loans by the amount set out opposite each Facility A Repayment Date below:

Facility A Repayment Date	Repayment Instalment (USD)
The earlier of (i) the first Quarter Date falling at least six Months after the Closing Date, and (ii) 30 June 2019	18,037,727
Each subsequent Quarter Date until (and including) the Quarter Date falling in December 2022	18,037,727
Each subsequent Quarter Date until (and excluding) the Termination Date for Facility A	20,693,000
Termination Date for Facility A	643,192,999

(b)

If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrowers exceeds the Repayment Instalment to be repaid by the Borrowers, the Company may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility A Loans will be wholly or partially repaid so that the Repayment Instalment is repaid on the relevant Facility A Repayment Date in full. The Company may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(c)	If the Company fails to deliver a notice to the Agent in accordance with paragraph (b) above, the Agent shall select the Facility A Loans to be wholly or partially repaid.

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(d)

Each Borrower shall repay the Facility B Loans made to it in instalments by repaying on each Facility B Repayment Date an amount which reduces the amount of the outstanding aggregate Facility B Loans by the amount set out opposite each Facility B Repayment Date below:

Facility B Repayment Date	Repayment Instalment (USD)
The earlier of (i) the first Quarter Date falling at least six Months after the Closing Date, and (ii) 30 June 2019	8,462,273
Each subsequent Quarter Date until (and including) the Quarter Date falling in December 2022	8,462,273
Each subsequent Quarter Date until (and including) the Quarter Date falling in December 2023	5,807,000
Each subsequent Quarter Date until (and excluding) the Termination Date for Facility B	3,000,000
Termination Date for Facility B	3,000,001

(e)	No Borrower may reborrow any part of a Term Facility which is repaid.

10.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans,

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the aggregate amount of the new Revolving Facility Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 34.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 34.1 (Payments to the Agent); and

(2)

each Lender will be required to make a payment under Clause 34.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

If a Borrower makes a prepayment of a Revolving Facility Utilisation pursuant to Clause 11.10 (Voluntary prepayment of Revolving Facility Utilisations) a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than five Business Days’ prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the

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amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Revolving Facility Utilisation to the Revolving Facility Utilisations. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Separate Loan.

(f)

The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	PREPAYMENT AND CANCELLATION

11.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful (including, without limitation, if a Lender is in breach of any Sanctions) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 40.7 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;

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(c)

the Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	Unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

11.3	Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig

(a)

If a Collateral Rig is the subject of a Rig Prepayment Event, during the Remedy Period the Available Commitments under the Revolving Facility shall be reduced by an amount equal to the Relevant Reduction. In the event of a Third Party Sale, if the Relevant Amount is greater than the Available Commitments under the Revolving Facility (the difference being the “Revolving Shortfall”), on the Relevant Date the Company shall provide cash collateral in an amount equal to the Revolving Shortfall (“Prepayment Cash Collateral”).

(b)

If the Remedy Date occurs prior to the expiry of the Remedy Period, then the Relevant Reduction shall be reinstated and, if applicable, the Prepayment Cash Collateral shall be immediately released to the Company.

(c)	Upon the expiry of a Remedy Period, if the Remedy Date has not occurred, the Relevant Reduction shall be automatically reinstated and immediately thereafter:

(i)	in relation to a Total Loss, any Total Loss Proceeds held in accordance with paragraph (f) below shall be applied in accordance with paragraph (d) below; or

(ii)

in relation to a Third Party Sale or an Arrest, the relevant Borrower shall prepay the Relevant Amount in accordance with paragraph (d) below. If such prepayment is not made when due, the Agent is authorised by the Company to apply any Prepayment Cash Collateral held in relation to the relevant Rig Prepayment Event in satisfaction of that prepayment.

(d)

Any prepayment of the Relevant Amount under this Clause 11.3 shall be applied (subject to the Company’s option right under paragraph (e) below) in prepayment of the Term Loans in inverse chronological order and the Revolving Facility Loans, on a pro rata basis as between such Term Loans and Revolving Facility Loans, rateably among the participations of all Lenders in such Loans. Upon prepayment of the Relevant Amount, any Prepayment Cash Collateral shall be immediately released to the Company.

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(e)

In relation to the prepayment of the Revolving Facility pursuant to paragraph (d) above, the relevant Borrower may at the Company’s option (which shall be communicated in writing by the Company to the Agent prior to the expiry of the Remedy Period) either:

(i)

make a prepayment of the Revolving Facility (such pro rata payment of the Revolving Facility, being an “RCF Fractional Prepayment”), following which the Revolving Facility Commitments shall be permanently reduced and amended on a pro rata basis between the relevant Lenders by the amount of the RCF Fractional Prepayment; and/or

(ii)

agree to the permanent reduction of the Available Commitments under the Revolving Facility by the amount of the RCF Fractional Prepayment, following which the Revolving Facility Commitments shall permanently be reduced and amended on a pro rata basis between the relevant Lenders.

If the Company makes no election under the option right under this paragraph (e), the Company shall be deemed to have selected the option described in sub-paragraph (i) above.

(f)

If the Company or the relevant Rig Owner receives any Total Loss Proceeds during a Remedy Period, the Company shall (or shall procure) that an amount of such Total Loss Proceeds equal to the Relevant Amount shall be deposited in a blocked account with the Security Agent until the earlier of (i) the Remedy Date, and (ii) the expiry of the Remedy Period, after which such amounts shall be applied in accordance with the terms of the Finance Documents. The Security Agent shall release any amounts held pursuant to this paragraph (f) to the Company for the purpose of acquiring a Replacement Collateral Rig during a Remedy Period.

(g)

To the extent that any Total Loss Proceeds in excess of the Relevant Amount are received by the Security Agent, following the prepayment of the Loans in accordance with paragraph (c) above, the Security Agent shall hold the amount of such excess on trust for the applicable Rig Owner and promptly pay that amount to the Company (or as the Company may otherwise direct).

11.4	Change of control

(a)	If:

(i)	any person or group of persons acting in concert other than the Majority Shareholders gains control, directly or indirectly, of more than 50% of the voting and/or ordinary shares of the Company; or

(ii)	the Majority Shareholders cease to own, directly or indirectly, at least 20% of the voting and/or ordinary shares of the Company,

then in each case:

(A)

the Company shall promptly notify the Agent upon becoming aware of that event following which the Lenders shall negotiate in good faith with the Company for a period of 60 days with a view to agreeing terms and conditions that are acceptable to the Company and the Lenders for continuing the Facilities (the “Negotiation Period”);

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(B)	during the Negotiation Period, a Lender shall not be obliged to fund a Utilisation except for a Rollover Loan);

(C)

if no agreement is reached within the Negotiation Period, the Agent shall, if a Lender so requires not later than 30 days after the end of the Negotiation Period, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Utilisations and Ancillary Outstandings of that Lender or Affiliate of that Lender, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Utilisations and amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above:

(i)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal);

(ii)	“Majority Shareholders” means A.P. Møller Holding A/S, A.P. Møller – Mærsk A/S, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond or Den A.P. Møllerske Støttefond; and

(iii)	“control” means the power (by way of ownership of shares, proxy, contract or otherwise) to cast, or control the casting of, votes that might be cast at a general meeting of the Company.

11.5	Mandatory prepayment – Refinancing of Facility A

If by the date falling 90 days prior to the Termination Date in respect of Facility A or the Revolving Facility, the Facility A Loan or the Revolving Facility (as applicable) (i) have not been extended or (ii) have not been replaced by another term or revolving facility (as applicable) on commercial terms and with lenders satisfactory to the ECA Lender and GIEK, the Borrower shall prepay each Facility B Loan together with accrued interest, and all other amounts accrued under the Finance Documents on the Termination Date for Facility A or the Revolving Facility (as applicable) and the Commitment of the ECA Lender will be cancelled with all other outstanding indebtedness relating thereto on the final repayment date in respect of Facility A or the Revolving Facility (as applicable).

11.6	Mandatory prepayment – Cessation of GIEK Guarantee

If, for any reason whatsoever, the GIEK Guarantee ceases to be legally valid and binding or have full force and effect, the ECA Lender may cancel its Commitment and, by not less than 10 Business Days’ notice to the Company and the Agent, declare all outstanding Facility B Loans immediately due and payable.

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11.7	Mandatory prepayment – Sanctions or Anti-corruption Event

(a)	Without prejudice to a Lender’s rights under Clause 11.1 (Illegality), upon the occurrence of a Sanctions or Anti-Corruption Event:

(i)

upon becoming aware of such event (prior to the commencement of any applicable remedy period), any Lender or the Company shall promptly notify the Agent of the occurrence and the date on which it became aware of such event, and the Agent shall promptly notify each (other) Lender and, if applicable, the Company;

(ii)	a Lender shall not be obliged to participate in any Utilisation; and

(iii)

if a Lender so requests (no later than 60 days after becoming aware of such event (or such longer period agreed between that Lender and the Company)) by delivering a notice to the Company through the Agent, the Company shall within 20 Business Days of any such request prepay that Lender’s portion of all outstanding Utilisations, together with accrued interest, Break Costs and all other amounts owing to such Lender under the Finance Documents, and that Lender’s Commitment will immediately be cancelled.

(b)

This Clause 11.7 only applies for the benefit of any Finance Party to the extent that these provisions do not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction under or in connection with the Finance Documents (each a “Relevant Measure”) relating to any part of this Clause 11.7 of which a Finance Party has informed the Agent that it does not have the benefit as stipulated under the foregoing sentence (each a “Restricted Finance Party”), (i) the Commitments of that Restricted Finance Party that is a Lender and (ii) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties has been obtained or whether the Relevant Measure by the requisite Finance Parties has been made. No amendment may be made to this paragraph (b) of Clause 11.7 without the consent of all the Lenders.

11.8	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD5,000,000 and in integral multiples of USD500,000) of an Available Facility. Any cancellation under this Clause 11.8 shall reduce the Commitments of the Lenders rateably under that Facility.

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11.9	Voluntary prepayment of Term Loans

(a)

A Borrower to which a Term Loan has been made may, if it gives the Agent not less than three Business Days’ (provided that if such notice is received after 10am (Oslo time) then the 3 Business Day period will commence on the following day) (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of USD5,000,000 and in integral multiples of USD500,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period for the relevant Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any prepayment of a Term Loan under this Clause 11.9 shall reduce the remaining Repayment Instalments pro rata.

11.10	Voluntary prepayment of Revolving Facility Utilisations

The Borrower to which a Revolving Facility Utilisation has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of USD5,000,000 and in integral multiples of USD500,000).

11.11	Prepayment and release in relation to a Collateral Rig

(a)

A Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice identifying one or more Collateral Rigs and the Relevant Amounts applicable to such Collateral Rigs, prepay an amount at least equal to the Relevant Amount for such Collateral Rig(s) in accordance with paragraph (b) below and promptly after such prepayment, the Security Agent shall release to the relevant Rig Owner any Security over or in respect of that Collateral Rig and the relevant Rig Owner (to the extent relating to that Collateral Rig), and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release.

(b)

Any prepayment under this Clause 11.11 shall be applied in prepayment of the Term Loans in inverse chronological order and the Revolving Facility Loans, on a pro rata basis as between such Term Loans and Revolving Facility Loans, rateably among the participations of all Lenders in such Loans.

11.12	Right of replacement or repayment and cancellation in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up);

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(ii)	any Lender or Issuing Bank claims indemnification from the Company under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs); or

(iii)	any Lender becomes a Non-Consenting Lender under Clause 40.7 (Replacement of Lender),

the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or replacement continues, give the Agent notice:

(A)

(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Agent notice of its intention to replace that Lender in accordance with Clause 40.7 (Replacement of Lender); or

(B)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

(d)

(i)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

11.13	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

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(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Term Facility which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Company or the affected Lender or Issuing Bank, as appropriate.

(h)

If all or part of any Lender’s participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

11.14	Application of prepayments

Any prepayment of a Utilisation pursuant to Clause 11.9 (Voluntary prepayment of Term Loans) or Clause 11.10 (Voluntary prepayment of Revolving Facility Utilisations) shall be applied pro rata to each Lender’s participation in that Utilisation.

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SECTION 5

COSTS OF UTILISATION

12.	INTEREST

12.1	Calculation of interest

(a)	The rate of interest on each Facility A Loan and Revolving Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR or, in relation to any Loan in euro, EURIBOR or, in relation to any Loan in a Non-LIBOR Currency, the Benchmark Rate for that currency,

provided that, the rate of interest shall not in any case be less than zero.

(b)

The rate of interest on each Facility B Loan is the CIRR Interest Rate of 2.02 per cent. per annum. Interest in relation to each Facility B Loan shall be calculated on the basis of a 360 (three hundred and sixty) day year and a thirty (30) day month on each Utilisation of Facility B or on the Facility B Loan (as the case may be) and if there is a period of less than thirty (30) days, on the actual number of days elapsed, based on a thirty (30) day month.

12.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

12.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

13.	INTEREST PERIODS

13.1	Selection of Interest Periods

(a)

A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Facility A Loan or a Revolving Facility Loan in the Utilisation Request for that Loan or (if the Facility A Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be three Months.

(d)

Subject to this Clause 13, a Borrower (or the Company) may select an Interest Period for a Facility A Loan or a Revolving Facility Loan of one, three or six Months or, in either case, of any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan.

(e)	Subject to this Clause 13, the Interest Period for a Facility B Loan shall be three Months or any other period agreed between the Company, the Agent and all the Lenders.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(g)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	A Revolving Facility Loan has one Interest Period only.

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13.2	Changes to Interest Periods

(a)

Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Company and the Lenders.

13.3	Non-Business Days

(a)

Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

If the Loan is in a Non-LIBOR Currency and there are rules specified as “Business Day Conventions” for that currency in Schedule 14 (Other Benchmarks), those rules shall apply to the Interest Period for that Loan.

13.4	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A Loans in the same currency made to the same Borrower; and

(ii)	end on the same date,

those Facility A Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)

Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.

14.	CHANGES TO THE CALCULATION OF INTEREST

14.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR or, if applicable, the Benchmark Rate for the Interest Period of a Loan, the applicable LIBOR or EURIBOR or Benchmark Rate shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

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(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR or, if applicable, the Benchmark Rate for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR or Benchmark Rate shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR or Benchmark Rate for that Loan and Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if LIBOR or EURIBOR or a Benchmark Rate is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about:

(i)	noon on the Quotation Day; or

(ii)	in the case of a Benchmark Rate, the time specified in respect of the relevant currency in Schedule 14 (Other Benchmarks),

none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

14.3	Market disruption

If before:

(a)	close of business in London on the Quotation Day for the relevant Interest Period; or

(b)	in the case of a Loan in a Non-LIBOR Currency, the time specified in respect of that currency in Schedule 14 (Other Benchmarks),

the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of LIBOR or, if applicable, EURIBOR or, if applicable, the Benchmark Rate then Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

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14.4	Cost of funds

(a)	If this Clause 14.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within three Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 14.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 14.4 applies pursuant to Clause 14.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR or, in relation to any Loan in euro, EURIBOR or, in relation to any Loan in a Non-LIBOR Currency, the Benchmark Rate; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to a Loan in euro, EURIBOR or, in relation to a Loan in a Non-LIBOR Currency, the Benchmark Rate.

14.5	Notification to Company

If Clause 14.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Company.

14.6	Break Costs

(a)

Other than as set out in paragraph (b) below, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party (provided that the Borrower has been provided with the calculation of such Break Costs) its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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(b)

Each Borrower shall, within three Business Days of demand by the ECA Lender, pay to the ECA Lender (provided that the Borrower has been provided with the calculation of such CIRR Break Costs) its CIRR Break Costs attributable to all or any part of a Facility B Loan or Unpaid Sum being paid by the Borrower on a day other than the agreed day for that Facility B Loan or Unpaid Sum.

(c)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	FEES

15.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	35 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	35 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2	Utilisation fee

(a)	The Company shall pay to the Agent (for the account of the relevant Lenders) a utilisation fee computed at the rate of:

(i)	0.15 per cent. per annum for each day on which there are Revolving Facility Utilisations outstanding which aggregate less than or equal to 33 1⁄3 per cent. of the Total Revolving Facility Commitments;

(ii)

0.20 per cent. per annum for each day on which there are Revolving Facility Utilisations outstanding which aggregate more than 33 1⁄3 per cent. but equal to or less than 66 2⁄3 per cent. of the Total Revolving Facility Commitments; and

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(iii)	0.30 per cent. per annum for each day on which there are Revolving Facility Utilisations outstanding which aggregate more than 66 2⁄3 per cent. of the Total Revolving Facility Commitments, in each case calculated on the aggregate amount of Revolving Facility Utilisations outstanding under the Facility on that day.

(b)

The accrued utilisation fee is payable on the last day of each successive period of three Months which ends after the first Utilisation Date of the Revolving Facility and is also payable to the Agent for the account of each relevant Lender on the date that such Lender’s Revolving Facility Commitment is cancelled and/or its share in the Revolving Facility Loans is prepaid or repaid in full, and on the Termination Date for the Revolving Facility.

15.3	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.4	ECA Amendment fee

The Company shall pay to the ECA Lender an amendment fee in the amount and at the times agreed in a Fee Letter.

15.5	ECA Guarantee Commission

The Company shall pay to the ECA Guarantor a guarantee commission in the amount and at the times agreed in the GIEK Guarantee.

15.6	Agency and Security Agent fee

The Company shall pay to each of the Agent and the Security Agent (for their own account) an agency fee and security agent fee in the amount and at the times agreed in one or more Fee Letter(s).

15.7	Fees payable in respect of Letters of Credit

(a)

Each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)

Each Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to paragraph (c) of Clause 7.7 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such

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shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. If the outstanding amount of a Letter of Credit is reduced, any fronting fee and Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

(d)	If a Borrower provides cash cover in respect of any Letter of Credit:

(i)

the fronting fee payable to the Issuing Bank and subject to paragraph (c) of Clause 7.7 (Regulation and consequences of cash cover provided by Borrower) the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit; and

(ii)	each Borrower shall be entitled to withdraw interest accrued on the cash cover (if any) to pay the fees described in paragraph (i) above.

(e)	Each Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

15.8	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.	TAX GROSS UP AND INDEMNITIES

16.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which under section 2(1)(d) of the Danish Corporate Tax Act (in Danish: Selskabsskatteloven) (subject to the completion of any necessary formalities) is entitled to receive interest payments under a Finance Document without the Obligor paying the interest being required to make any Tax Deduction in respect of Danish Tax.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding made by an Obligor for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)

A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due, the payment could have been made by that Obligor to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or published concession of the relevant taxing authority.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

16.3	Tax indemnity

(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

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(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up);

(B)

would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender; or

(b)	a Qualifying Lender.

If such a Lender fails to indicate its status in accordance with this Clause 16.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 16.5.

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16.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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(d)

Any reference in this Clause 16.7 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

16.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

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(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

16.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

17.	INCREASED COSTS

17.1	Increased costs

(a)

Subject to Clause 17.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)

the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that such costs were not reasonably capable of calculation by the relevant Finance Party on the date of this Agreement or, if later, on the date on which the relevant Finance Party became party to this Agreement.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

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(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit;

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

17.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

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(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

(a)	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(v)	attributable to the implementation or application of or compliance with Basel III or CRD IV unless the Finance Party claiming such Increased Cost:

(A)	makes that claim within six Months of the relevant cost being incurred; and

(B)

confirms to the Company that it is generally claiming equivalent costs from all or substantially all similar borrowers of similar creditworthiness in respect of all or substantially all similar loans; or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 16.1 (Definitions).

18.	OTHER INDEMNITIES

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be

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converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

(a)

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)

issuing or making arrangements to issue a Letter of Credit requested by a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)

The Company shall (or shall procure that an Obligor shall), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the condition or operation of, or any incident occurring in relation to, a Collateral Rig, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Secured Party.

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(c)

Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Secured Party in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code or any Environmental Law; or

(ii)	in connection with any Environmental Claim.

18.3	Indemnity to the Agent

The Company shall within five Business Days of demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)

to the extent the incurrence and amount of such costs have been pre-approved by the Company in writing (save to the extent a Default is continuing at the time such costs are incurred (or contracted to be incurred) and only for costs incurred (or, in relation to costs incurred directly as a result of the entry into of such contract without being subject to further work being performed, contracted to be incurred) whilst a Default is continuing, in which case no prior approval in writing shall be required), instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank), Clause 16 (Tax gross-up and indemnities), or Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

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19.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Company shall within five Business Days of demand (provided that such demand is accompanied by sufficient information to make payment) pay the Agent, the Arranger, the Issuing Bank, the Security Agent and the ECA Guarantor, if and to the extent agreed between the Agent and the Company, the amount of all costs and expenses (including, but not limited to, legal fees and costs related to operating a secure website for communicating with the Lenders) approved by the Company in advance reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;

(b)	an amendment is required pursuant to Clause 34.10 (Change of currency); or

(c)	there is any increase in Commitments pursuant to Clause 2.2 (Increase),

the Company shall, within five Business Days of demand (provided that such demand is accompanied by sufficient information to make payment), reimburse each of the Agent, the Security Agent and the ECA Guarantor, if and to the extent agreed between the Agent and the Company, for the amount of all costs and expenses (including, but not limited to, legal fees) approved by the Company in advance reasonably incurred by any of them (and in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any

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rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

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SECTION 7

GUARANTEE

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

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(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Guarantor intent

Without prejudice to the generality of Clause 21.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 34 (Payment mechanics).

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21.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.11	Danish Guarantee limitations

(a)

Notwithstanding anything set out to the contrary in this Agreement or any other Finance Document, the obligations of the Danish Guarantors shall be subject to the guarantee limitations set out in clause 1.4 (Danish limitations) of the Intercreditor Agreement.

(b)

For the avoidance of doubt, no limitation shall apply to the Security Documents and the Security created pursuant to each Security Document granted by the Danish Guarantors shall secure the Secured Obligations (as defined in the Intercreditor Agreement) without any limitations.

(c)	For the purpose of this Clause 21.11:

“Danish Guarantor” means a Guarantor (other than the Company) incorporated under the laws of Denmark.

21.12	Norwegian Guarantee limitations

Notwithstanding any other provisions to the contrary in this Agreement, the obligations and liabilities of a Guarantor incorporated in Norway (a “Norwegian Guarantor”) under this Agreement or any other Finance Document shall be deemed to have been given only to the extent that such guarantee (or any other guarantee or indemnity obligation in any Finance Document) does not violate Sections 8-7 of the Norwegian Limited Liabilities Companies Act of 13 June 1997 no. 44 (as amended or replaced from time to time) (the “Norwegian Companies Act”) regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well

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as providing of security, and the liability of each Norwegian Guarantor only applies to the extent permitted by such provisions of the Norwegian Companies Act. Any Norwegian Guarantor’s obligations and liabilities under this Agreement or any other Finance Document (including any indemnity or similar obligation resulting in a payment, including but not limited to set-off pursuant to any Finance Document and made by a Norwegian Guarantor) shall however be interpreted so as to make it liable to the fullest extent permitted by the Norwegian Companies Act from time to time.

21.13	Additional Guarantor guarantee limitations

Any obligations assumed by an Additional Guarantor pursuant to this Clause 21 shall be subject to any guarantee limitations set out in the Accession Letter it delivers pursuant to Clause 30.4 (Additional Guarantors).

22.	GIEK GUARANTEE

22.1	Claims under the GIEK Guarantee

(a)

The Company irrevocably and unconditionally authorises the ECA Guarantor to pay any claim made or purported to be made under the GIEK Guarantee and which appears on its face to be in order (a “Claim”).

(b)	The Company shall immediately on demand pay to the Agent (for further distribution to the ECA Guarantor) an amount equal to the amount of any Claim.

(c)	The Company acknowledges that the ECA Guarantor:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)	deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Company under this clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any Claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

22.2	Subrogation

(a)

The ECA Guarantor shall when all or a part of the amounts have been paid under the GIEK Guarantee, automatically without any notice or formalities of any kind, have the right of subrogation, corresponding to the amounts paid under the GIEK Guarantee, into the rights of the ECA Lender under the Finance Documents. The Company waives any right to dispute or delay a subrogation of the rights of the ECA Lender under this Agreement to the ECA Guarantor, and the Company undertakes to sign and execute any document reasonably required by the ECA Guarantor in connection with a subrogation as aforesaid.

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(b)

In the event that a subrogation right should occur and all amounts outstanding under Facility B have been paid by the ECA Guarantor to the ECA Lender, the ECA Lender shall, upon the ECA Guarantor’s request, assign its rights pursuant to the Finance Documents to the ECA Guarantor (or whomsoever it chooses to nominate), who shall become party to the Finance Documents and thereby replacing the ECA Lender in all respects.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	REPRESENTATIONS

23.1	General

(a)	The Company makes the representations and warranties set out in this Clause 23 to each Finance Party on the date of this Agreement.

(b)

Each other Obligor makes the representations and warranties set out in this Clause 23 (other than the representations and warranties set out in Clauses 23.10 (No default), 23.11 (No misleading information), 23.12 (Financial statements), 23.18 (Sanctions) and 23.19 (Anti-corruption) which are made by the Company only) to each Finance Party on the date of this Agreement in respect of itself and its assets only.

23.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

23.3	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

23.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any of its assets to an extent which has or is reasonably likely to have a Material Adverse Effect.

23.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

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23.6	Validity and admissibility in evidence

All material Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

23.7	Governing law and enforcement

(a)	Subject to the Legal Reservations and the Perfection Requirements, the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

(b)	Subject to the Legal Reservations and the Perfection Requirements, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction.

23.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 16.1 (Definitions)) from any payment it may make under any Finance Document to an Original Lender.

23.9	No filing or stamp taxes

Except as specified in any Legal Opinion, under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

23.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of first Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

23.11	No misleading information

(a)

All written factual information relating to the Company and the Group and provided by the Company in connection with the entry into this Agreement (the “Information”) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

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(b)	Nothing has been omitted from the Information that results in the Information being untrue or misleading in any material respect.

23.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied (save that disclosures according to IFRS 1 on first-time adoption of IFRS are not included).

(b)

The Original Financial Statements fairly present its consolidated financial condition as at the end of the relevant financial year and consolidated operations during the relevant financial year, save in respect of any minor adjustments made to the Original Financial Statements as a result of the separation of Maersk Drilling from A.P. Moller – Maersk and any related adjustments to the financial reporting for Maersk Drilling as a separate entity.

(c)

Save as set out in paragraphs (a) and (b) above and in paragraph (c) of Clause 24.3 (Requirements as to financial statements), the most recent financial statements delivered pursuant to paragraph (a) or (b) of Clause 24.1 (Financial statements):

(i)	were prepared in accordance with GAAP consistently applied; and

(ii)	fairly present the Company’s consolidated financial condition as at the end of, and its consolidated operations for, the period to which they relate.

23.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.14	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

(b)	No judgment or order of a court, arbitral body or agency which has or is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it.

23.15	No breach of laws

It has not breached any law or regulation applicable to it which breach has or is reasonably likely to have a Material Adverse Effect.

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23.16	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use all material assets necessary to carry on its business as presently conducted to an extent which is not reasonably likely to have a Material Adverse Effect.

23.17	Legal and beneficial owner

(a)	Other than as set out in paragraphs (b) and (c) below, it is the legal owner and beneficial owner of the assets subject to the Transaction Security.

(b)

In relation to Collateral Rig “Maersk Viking”, Maersk Drillship I Singapore Pte. Ltd. is the legal owner and Maersk Highlander UK Limited, Singapore Branch is the beneficial owner of that Collateral Rig.

(c)

In relation to Collateral Rig “Maersk Valiant”, Maersk Drillship II Singapore Pte. Ltd. is the legal owner and Maersk Highlander UK Limited, Singapore Branch is the beneficial owner of that Collateral Rig.

23.18	Sanctions

(a)

The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors and officers with all applicable Sanctions.

(b)	Neither the Company nor any of its (or its Subsidiaries’) respective directors, employees or officers is a Restricted Person.

(c)	Neither the Company nor any of its (or its Subsidiaries’) respective directors or officers or, to the best of its knowledge, employees is in breach of Sanctions.

(d)

Neither the Company nor any of its (or its Subsidiaries’) respective directors, employees or officers is, to the Company’s knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority concerning any Sanctions.

(e)

This Clause 23.18 only applies for the benefit of any Finance Party to the extent that these provisions do not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction under or in connection with the Finance Documents (each a “Relevant Measure”) relating to any part of this Clause 23.18 of which a Finance Party has informed the Agent that it does not have the benefit as stipulated under the foregoing sentence (each a “Restricted Finance Party”), (i) the Commitments of that Restricted Finance Party that is a Lender and (ii) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties has

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been obtained or whether the Relevant Measure by the requisite Finance Parties has been made. No amendment may be made to this paragraph (e) of Clause 23.18 without the consent of all the Lenders.

23.19	Anti-Corruption

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

23.20	Validity, effectiveness and ranking of security

(a)

Subject to the Legal Reservations and Perfection Requirements, each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

(b)

Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

23.21	Taxes

It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax to an extent which has or is reasonably likely to have a Material Adverse Effect.

23.22	Environmental and social laws

It is in compliance with Clause 26.3 (Environmental and social compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

23.23	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 27.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to it; and none of the circumstances described in Clause 27.7 (Insolvency) applies to it.

23.24	Repetition

The Repeating Representations are deemed to be made (by reference to the facts and circumstances then existing) on:

(a)	by the Obligors, the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period; and

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(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor in respect of itself and its assets only.

24.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 120 days after the end of each of its financial half years, its unaudited consolidated financial statements for that period; and

(c)

for so long as the Demerger has not occurred, as soon as the same become available, but in any event within 120 days after the end of each of its financial quarters, the unaudited consolidated financial statements of A.P. Møller – Mærsk A/S for that period.

24.2	Compliance Certificate

(a)

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 24.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 25 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)

The Company shall supply to the Agent, within 120 days of each Compliance Certificate Quarter Date, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 25 (Financial covenants) by reference to its management accounts as at that Compliance Certificate Quarter Date and for such purposes including the additional information provided for in the schedule appended to the form of Compliance Certificate included in Schedule 8 (Form of Compliance Certificate).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Company.

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24.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Company pursuant to paragraph (a) or (b) of Clause 24.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Company shall procure that each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 24.1 (Financial statements), and each set of management accounts used to calculate compliance with Clause 25 (Financial covenants) is prepared using GAAP.

(c)

(i)

The Company shall procure that each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 24.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of:

(A)	in the case of the financial statements for the financial year ended 31 December 2018, the Original Financial Statements; or

(B)	in the case of the financial statements delivered thereafter, the 2018 Financial Statements,

unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods, and delivers to the Agent:

(C)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(D)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 25 (Financial Covenants and Asset Coverage Ratio) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements, save in respect of any minor adjustments made to the 2018 Financial Statements as a result of the separation of Maersk Drilling from A.P. Moller – Maersk and any related adjustments to the financial reporting for Maersk Drilling as a separate entity.

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(ii)	If the Company notifies the Agent of a change in accordance with paragraph (c) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

24.4	Budget

(a)

The Company shall supply to the Agent, as soon as practically possible after its annual report for the previous financial year has been approved by its board and becomes publicly available, an annual budget for that financial year.

(b)

In the event that the Demerger has not occurred by the end of the financial year ending on 31 December 2019, the Company shall supply to the Agent prior to the end of that financial year (and each financial year thereafter for so long as the Demerger has not occurred before 31 December of that year), an annual budget for the following financial year.

(c)

The Company shall ensure that each budget for a financial year contains projections for that financial year in respect of (i) revenue, cost, EBITDA, interest and tax, (ii) cashflow from operation, capex and debt amortisation, and (iii) assets, equity, gross debt and cash.

24.5	Notification of event of default

Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

24.6	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), in respect of which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(b)

promptly upon becoming aware of them, the details of inquiry, claim, action, suit, proceedings or investigation against an Obligor in relation to Sanctions that has not been withdrawn, settled or finally resolved within 30 days of the relevant Obligor being notified thereof;

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(c)	promptly upon becoming aware of them, the details of any material Environmental Claim or material Social Claim which has been commenced against any Obligor; and

(d)

promptly, such further information regarding the financial condition, business and operations of any Obligor, which is readily available without giving rise to any material cost to the Group and which can be delivered without breach of any confidentiality obligations binding on any Obligor, as any Finance Party (through the Agent) may reasonably request.

24.7	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

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(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

24.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it

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has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than fifteen Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.	FINANCIAL COVENANTS AND ASSET COVERAGE RATIO

25.1	Financial definitions

In this Clause 25:

“Book Equity Value” means, in respect of each Relevant Period, the total book equity of the Group as at the last day of that Relevant Period and determined by reference to “Total equity” from the financial statements of the Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (a) or (b) of Clause 24.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 60 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)

there is no Security over that cash except for any Security constituted by a netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.

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“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 90 days’ notice;

(f)

any Danish one year fixed or variable rate mortgage bonds (in Danish: realkreditobligationer), covered bonds (in Danish: særligt dækkede obligationer) and covered mortgage bonds (in Danish: særligt dækkede realkreditobligationer);

(g)

any Danish mortgage bonds (in Danish: realkreditobligationer), ship mortgage bonds (in Danish: skibskreditobligationer), covered bonds (in Danish: særligt dækkede obligationer) and covered mortgage bonds (in Danish: særligt dækkede realkreditobligationer) other than those referred to in paragraph (f) above, provided that such bonds are issued within the same series as bonds issued to fund a mortgage loan or ship mortgage loan (as applicable) to a member of the Group and that relevant mortgage loan or ship mortgage loan (as applicable) can be redeemed or prepaid by the delivery of such bonds, up to an amount corresponding to the outstanding amount of such mortgage loan or ship mortgage loan (as applicable); or

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(h)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Consolidated EBITDA” means, in respect of any Relevant Period, consolidated EBITDA for that Relevant Period as determined by reference to “Profit/loss” in the financial statements of the Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (a) or (b) of Clause 24.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)).

“Consolidated Total Net Debt” means, in respect of each Relevant Period, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money as at the last date of that Relevant Period (calculated on a consolidated basis) and determined from the financial statements of the Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (a) or (b) of Clause 24.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)) but deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time.

“EBITDA” means operating profit of the Group before taxation:

(i)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis);

(j)	not including any accrued interest owing to any member of the Group;

(k)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(l)	before taking into account any exceptional, one off, non-recurring or extraordinary items; and

(m)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset.

“Equity Ratio” means, in respect of any Relevant Period, the amount of Book Equity Value as at the last day of that Relevant Period divided by the amount of Total Assets as at the last day of that Relevant Period.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g)and (h) of the definition of “Financial Indebtedness”.

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“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

“Liquidity” means, at any time, the amount of Cash plus the aggregate amount of undrawn or unutilised credit, liquidity or debt commitments provided or made available to any member of the Group under any committed credit arrangement at such time (whether in the form of loan or credit facilities, notes, bonds or other debt securities) provided that such credit, liquidity or debt commitments will remain committed for a period of not less than 365 days from the date of such calculation.

“Total Assets” means, in respect of any Relevant Period, the total assets of the Group as determined by reference to “Total assets” from the financial statements of the Group for that Relevant Period and delivered to the Agent pursuant to paragraphs (a) or (b) of Clause 24.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 months ending on or about the last day of each Financial Quarter.

25.2	Financial condition

The Company shall ensure that:

(a)	Leverage

The Leverage Ratio shall not at any time after the Closing Date be greater than 4.75:1.

(b)	Minimum Liquidity

The Liquidity shall not at any time after the Closing Date be less than USD 200,000,000.

(c)	Minimum Equity Ratio

The Equity Ratio shall not at any time after the Closing Date be less than 35%.

25.3	Financial testing

The financial covenants set out in Clause 25.2 (Financial condition) shall be tested by reference to each of the financial statements (or management accounts (as applicable)) and/or each Compliance Certificate delivered pursuant to Clause 24.2 (Compliance Certificate).

25.4	Valuations

(a)

Subject to paragraph (b) below, the aggregate Fair Market Value of the Collateral Rigs shall be tested semi-annually (each a “LTV Testing Date”) on 30 June and 31 December of each calendar year by reference to valuation reports obtained in accordance with this Clause 25.4.

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(b)

The Fair Market Value of a Collateral Rig shall mean the arithmetic average of valuations obtained from two Approved Valuers appointed by the Borrower (or the owner of the relevant Collateral Rig) provided however that if the valuations in respect of a Collateral Rig differ by more than 15% of the value of the lower valuation, the Security Agent shall be entitled to obtain a third valuation from one other Approved Valuer appointed by the Security Agent and the Fair Market Value of that Collateral Rig shall be the arithmetic average of valuations of all three valuations so obtained. Each such valuation shall:

(i)	be issued by each Approved Valuer on a date not earlier than thirty (30) days prior to the relevant LTV Testing Date;

(ii)	be made without physical inspection of any Collateral Rig or her classification records;

(iii)	be made on the basis that the Collateral Rig is in sound average condition for her type and age, in class without recommendations, equipped according to maximum rated capacity and is ready to operate;

(iv)	be made on a charter-free basis;

(v)	be made on the assumption that the Collateral Rig will have a useful lifespan of twenty-five (25) years; and

(vi)	be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer at an easily accessible delivery location,

or, if requested by the Company, be made on such other basis or assumptions as agreed between the Company and the Agent.

(c)	Valuations shall be in Dollars.

(d)	The cost of the following valuations shall be borne by the Borrower:

(i)	any valuation provided for the purposes of Part I of Schedule 2 (Conditions Precedent);

(ii)	each semi-annual valuation referred to in paragraph (a) above and any third valuation referred to in paragraph (b) above if required in connection with such semi-annual valuation;

(iii)	each valuation obtained for the purposes of a sale or replacement of a Collateral Rig; and

(iv)	each valuation obtained by the Security Agent following the occurrence of an Event of Default which is continuing,

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and the cost of any other valuations obtained by the Security Agent which do not fall within sub-paragraphs (i) to (iv) above (including, for the avoidance of doubt, on any Valuation Date) shall be borne by the Security Agent.

25.5	Security Coverage Ratio

(a)

If on any LTV Testing Date or Valuation Date the Security Coverage Ratio is less than one hundred and thirty five per cent (135%) (the “Minimum Coverage Threshold”), then the Borrower shall within thirty (30) days of a demand by the Agent or the Security Agent either prepay such part of the Loans as may be necessary in order to restore the Security Coverage Ratio to comply with the Minimum Coverage Threshold (the “MCT Shortfall”) or shall provide either (i) cash collateral in an amount equal to the MCT Shortfall, or (ii) additional security in an amount at least equal to the MCT Shortfall in a form acceptable to the Agent or the Security Agent (each acting on the instructions of the Majority Lenders).

(b)

The Company shall by no later than 30 days after each LTV Testing Date, issue in favour of the Security Agent a compliance certificate in relation to the Minimum Coverage Threshold signed by the Chief Financial Officer of the Company in the form agreed by the Company and the Lenders, attaching the valuation reports of the Collateral Rigs obtained in accordance with this Clause 25.5.

25.6	Over-collateralization

To the extent an Obligor has provided additional cash collateral or security to cure an MCT Shortfall pursuant to Clause 25.5 (Security Coverage Ratio), and such MCT Shortfall is shown to be restored on a subsequent LTV Testing Date (and would remain restored pro forma for the released security), the Security Agent shall at the request of the Company promptly release (a) to the Obligors that additional cash or security, and (b) any Guarantor who has provided such additional cash or security from its obligations under the Finance Documents in accordance with the provisions of Clause 30.6 (Resignation of a Guarantor), and the Security Agent shall execute such agreements, give such notices and do such other things as the Company may request to give effect to such release.

25.7	Permitted Sales

The Security Agent shall at the request of the Company promptly release to the relevant Rig Owner or member of the Group (as applicable) any Security over a Collateral Rig or that Rig Owner (as applicable) which is to be the subject of a Permitted Sale, and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release on the condition that the Group Purchaser delivers to the Security Agent:

(a)	each Security Document required under the Rig Security Package to be given by it;

(b)	such legal opinions as are reasonably required by the Security Agent in relation to the registration of such Rig Security Package; and

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(c)

copies of the documents set out in paragraphs 1 (to the extent required for the legal opinions referred to in paragraph (b) above to be issued) and 4 of Part I of Schedule 2 (Conditions Precedent) in relation to that Collateral Rig, within thirty (30) days of completion of that Permitted Sale, in order to ensure that, after the completion of that Permitted Sale, the Finance Parties benefit in all material respects from substantially equivalent Transaction Security as they had prior to the release of such Transaction Security ahead of that Permitted Sale (and for the purposes of such determination, disregarding the existence or impact of any restarting of hardening periods, limitation periods, avoidance periods and any other equivalent limitations arising from insolvency law other than where there is a reasonable likelihood of an insolvency of such Rig Owner during the new hardening, limitation or other equivalent period) as a result of the implementation of the new Security over that Collateral Rig or that Rig Owner pursuant to this Clause 25.7).

25.8	Third Party Sales

The Security Agent shall at the request of the Company promptly release to the relevant Rig Owner or third party purchaser (as applicable) any Security over a Collateral Rig or that Rig Owner (as applicable) which is to be the subject of Third Party Sale, and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release, it being acknowledged that the release and sale of such Collateral Rig is subject to the provisions of Clause 11.3 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig).

26.	GENERAL UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Authorisations

(a)

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation if failure so to comply would impair the ability of the Group (taken as a whole) to perform its obligations under the Finance Documents and where such failure to do so is materially prejudicial to the Lenders (taken as a whole).

(b)

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document where failure to do so is materially prejudicial to the Lenders (taken as a whole).

26.2	Compliance with laws

Each Obligor shall comply in all respects with all laws, regulations, binding decisions and administrative orders to which it may be subject, if failure so to comply would impair the ability of the Group (taken as a whole) to perform its obligations under the Finance Documents in a manner which is materially prejudicial to the Lenders (taken as a whole).

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26.3	Environmental and social compliance

Each Obligor shall:

(a)

comply with all Environmental Laws and Social Laws (including without limitation, those directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Collateral Rigs);

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law or Social Law,

where failure to do so would impair its ability to perform its obligations under the Finance Documents in a manner which would or would reasonably be likely to have a Material Adverse Effect.

26.4	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction other than:

(i)	the Demerger; or

(ii)

any amalgamation, demerger, merger, corporate reconstruction or other similar arrangement on a solvent basis between members of the Group (provided that in the case of the Company, the Company is the surviving entity).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or disposal of any asset not prohibited under the terms of this Agreement.

26.5	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

26.6	Dividends

The Company shall be permitted to pay dividends, make distributions to its shareholders or repurchase shares provided that:

(a)	no Default or Event of Default is continuing or would result from such payment, distribution or repurchase of shares; and

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(b)	both before and immediately after giving effect to such dividend, distribution or repurchase of shares, the Company can demonstrate (pro forma) compliance with Clause 25.2 (Financial condition).

26.7	Change of ownership

(a)	The Company shall procure that no Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company without the prior written consent of the Majority Lenders.

(b)	Paragraph (a) does not apply to any:

(i)	intra-Group transactions;

(ii)	change in ownership resulting from the Demerger; or

(iii)	sale, transfer or other disposal of any shares in a Rig Owner pursuant to a Permitted Sale or Third Party Sale.

26.8	Sanctions, Anti-Corruption and Anti-Bribery

(a)

The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors and officers with anti-corruption laws and applicable Sanctions.

(b)

The Company shall not (and shall ensure that no member of the Group will) directly or (to the best of its knowledge) indirectly use all or any part of the proceeds of the Facility to, or lend, contribute or otherwise make available such proceeds to, or for the benefit of, any person or entity (whether or not related to any member of the Group) for the purposes of financing the activities of, or business or transactions with, any Restricted Person or which would otherwise cause any Obligor or Finance Party to be in breach of any Sanctions.

(c)

No Obligor shall (and the Company shall ensure that no other member of the Group will, and shall instruct its agents and representatives not to) take any action that results in it or any Finance Party becoming a Restricted Person.

(d)

The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors and officers with laws implemented to combat money laundering (as defined in Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/848 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, and amending Directives 2009/138/EC and 2013/36/EU).

(e)

This Clause 26.8 only applies for the benefit of any Finance Party to the extent that these provisions do not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a

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similar anti-boycott statute or regulation. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction under or in connection with the Finance Documents (each a “Relevant Measure”) relating to any part of this Clause 26.8 of which a Finance Party has informed the Agent that it does not have the benefit as stipulated under the foregoing sentence (each a “Restricted Finance Party”), (i) the Commitments of that Restricted Finance Party that is a Lender and (ii) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement will be excluded for the purpose of determining whether the consent of the requisite Finance Parties has been obtained or whether the Relevant Measure by the requisite Finance Parties has been made. No amendment may be made to this paragraph (e) of Clause 26.8 without the consent of all the Lenders.

26.9	Arm’s length terms

(a)	No Obligor will enter into any transaction with any Affiliate (which is not a member of the Group) except on arm’s length terms.

(b)

Paragraph (a) does not apply to any intra-Group transactions, and for the avoidance of doubt, shall not apply to any transactions with A.P. Møller – Mærsk A/S and its subsidiaries entered into at any time prior to the Demerger.

26.10	Collateral Rigs and Insurance

The Company and each Obligor (to the extent applicable to it) shall comply with the Collateral Rigs Undertakings and the Insurance Undertakings.

26.11	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith and can be lawfully withheld; or

(b)	failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

26.12	Intra-Group Bareboat Charter

(a)	The Company shall procure that:

(i)	each Material Intra-Group Charterer complies with its payment obligations under each Intra-Group Bareboat Charter from time to time in all material respects; and

(ii)

each Intra-Group Bareboat Charter shall provide for regular payments in a manner that is consistent with the Group’s operations as currently conducted as at the date of this Agreement including the Group’s transfer pricing policy.

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(b)

For the avoidance of doubt, this undertaking does not restrict the Group’s flexibility to optimally structure its operations in whichever manner is required to comply with relevant law applicable in the jurisdictions where it operates.

26.13	Rig Owners and Material Intra-Group Charterers

(a)

The Company shall ensure that if any of its Subsidiaries becomes a Rig Owner or Material Intra-Group Charterer on or after the Closing Date, such Subsidiary shall accede to this Agreement as an Additional Guarantor, as soon as reasonably practicable and, in any event, within 90 days of the date on which such Subsidiary becomes a Rig Owner or Material Intra-Group Charterer, as applicable.

(b)

In the case of a Material Intra-Group Charterer, there shall be no requirement to grant any Security in respect of its shares unless and until the relevant Collateral Rig to which such Material Employment Contract relates is (i) first required to perform under such Material Employment Contract or (ii) an Intra-Group Bareboat Charter in respect of such Collateral Rig has been executed with the Rig Owner (whichever of (i) or (ii) is the earliest).

(c)

Upon notification by the Company or the relevant Material Intra-Group Charterer to the Agent that a Material Employment Contract has expired or been terminated and that the relevant Group member ceases to constitute a Material Intra-Group Charterer, that Material Intra-Group Charterer shall be permitted to resign in accordance with Clause 30.6 (Resignation of a Guarantor) and the Security Agent shall release any Security granted by that Material Intra-Group Charterer or over its shares and shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release.

26.14	Conditions subsequent

(a)

The Company shall procure that all filings and registrations necessary for the purpose of the notation of the Mortgage over the Collateral Rig “Maersk Explorer” on the bareboat charter register of the State Maritime Agency of the Republic of Azerbaijan are completed as soon as reasonably practicable following the Closing Date, and that the Lenders are provided with a legal opinion of BM Morrison Partners LLC, legal advisers to the Arranger and the Agent in Azerbaijan, in form and substance satisfactory to the Agent.

(b)	The Company shall procure that, in respect of Earnings Accounts held by:

(i)

Maersk Drillship I Singapore Pte. Ltd., Maersk Drillship II Singapore Pte. Ltd. and Maersk Drilling Holdings Singapore Pte. Ltd. with The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch; and

(ii)	Maersk Highlander UK Ltd with Citibank,

such Rig Owner grants an Account Charge by 31 January 2019 in form and substance satisfactory to the Agent.

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27.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 27.13 (Non-Material Obligors/Assets), Clause 27.14 (Acceleration) and Clause 27.15 (Clean-up period)).

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

payment is made within three Business Days of its due date.

27.2	Financial covenants and other obligations

(a)	Any requirement of Clause 25.2 (Financial condition) or paragraph (b) of Clause 26.14 (Conditions subsequent) is not satisfied.

(b)	The Company breaches its obligation to restore the Security Coverage Ratio to comply with the Minimum Coverage Threshold under paragraph (a) of Clause 25.5 (Security Coverage Ratio).

27.3	Other obligations

(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment), Clause 27.2 (Financial covenants and other obligations) and Clause 26.8 (Sanctions, Anti-Corruption and Anti-Bribery)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)	(in relation to Clause 24 (Information undertakings) and Clause 26 (General Undertakings)) 15 Business Days; and

(ii)

(in relation to any of the other obligations expressed to be assumed by it in any of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment), Clause 27.2 (Financial covenants and other obligations), Clause 26.8 (Sanctions, Anti-Corruption and Anti-Bribery) and paragraph (i) above) 30 Business Days,

(iii)	of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

27.4	Failure to Insure

(a)	A Collateral Rig is not insured in accordance with the Insurance Undertakings.

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(b)

No Event of Default under paragraph (a) above will occur in respect of any of the Insurance Undertakings set out in paragraphs 1.6 (Copies of policies; letters of undertaking), 1.7 (Copies of certificates of entry), 1.8 (Deposit of original policies), 1.13 (Provision of copies of communications) and 1.14 (Provision of information) of Part II of Schedule 17 (Collateral Rigs and Insurance Undertakings) if the failure to comply is capable of remedy and is remedied within 15 Business Day of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

27.5	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than those made or deemed to be made in Clause 23.18 (Sanctions) and Clause (a) (Anti-Corruption)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy and are remedied within 15 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the misrepresentation or breach of warranty.

27.6	Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 27.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is equal to or less than USD20,000,000 (or its equivalent in any other currency or currencies).

27.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

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(ii)	suspends making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor is less than any liabilities it owes to third parties by reason of it being in actual financial difficulty.

(c)	A moratorium is voluntarily applied for by an Obligor in respect of any of its indebtedness.

(d)

No Event of Default under paragraph (a)(iii) above will occur if the circumstances giving rise to the commencement of negotiations are capable of remedy and are remedied within 30 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company (or Obligor) commencing such negotiations.

27.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, judicial management, scheme of arrangement or otherwise) of an Obligor other than a solvent liquidation or reorganisation of an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of an Obligor having an aggregate value of USD20,000,000,

or any analogous procedure or step is taken in any jurisdiction.

(b)

This Clause 27.8 shall not apply to any winding-up petition which is frivolous or vexatious and is (i) discharged, stayed or dismissed within 30 days of commencement in relation to a Rig Owner, or (ii) discharged, stayed or dismissed within 60 days of commencement in relation to a Material Intra-Group Charterer, provided that it shall not be an Event of Default where, in any Relevant Jurisdiction, such discharge, stay or dismissal is not achieved within the time period referred to above solely as a result of legal or procedural impediments, in circumstances where the relevant Obligor provides evidence satisfactory to the Majority Lenders (acting reasonably) that such winding-up

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petition is being diligently and promptly contested in good faith, and (i) the petition is frivolous or vexatious, and (ii) the relevant, discharge, stay or dismissal can reasonably be expected to be granted or approved.

27.9	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor.

(b)	Paragraph (a) above does not apply to any expropriation, attachment, sequestration, distress or execution (“attachment”):

(i)	affecting assets with an aggregate value (with all other assets affected by the same attachment) of less than USD20,000,000; or

(ii)	which is discharged:

(A)	within 30 days; or

(B)

if the Company provides evidence satisfactory to the Majority Lenders (acting reasonably) that the Group has adequate funds immediately available to it to effect the discharge of the relevant attachment, within such longer period as is necessary in light of the laws and judicial procedures of the relevant jurisdiction, to discharge the attachment.

27.10	Unlawfulness

(a)	Subject to the Legal Reservations and the Perfection Requirements:

(i)	it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents; or

(ii)	any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective,

to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the unlawfulness are capable of remedy and are remedied within 30 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of such unlawfulness.

27.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

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27.12	Declared Company

Any Obligor is declared by the Ministry of Finance of Singapore to be a declared company under the provisions of Part IX of the Companies Act (Cap 50) of Singapore.

27.13	Non-Material Obligors/Assets

Notwithstanding anything to the contrary in any of the Finance Documents, if any event or circumstance occurs in relation to any Non-Material Obligor or Non-Material Asset(s), or any Finance Documents executed by a Non-Material Obligor or relating to any Non-Material Asset(s), which would (a) be a breach of contract or misrepresentation (other than a Sanctions or Anti-Corruption Event), (b) be a Default (other than pursuant to Clause 27.1 (Non-payment)) or (c) entitle the Lenders to terminate or reduce the Commitments or require prepayment of all or part of the Utilisations (other than pursuant to Clauses 11.3 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig) and 11.7 (Mandatory prepayment – Sanctions or Anti-corruption Event)) (each a “Relevant Event”), no Relevant Event shall be deemed to have occurred or be continuing as a result of the occurrence of such event or circumstance solely in relation to any Non-Material Obligor or Non-Material Asset(s) unless:

(a)

in the case of a Non-Material Obligor, one or more such events or circumstances has occurred and is continuing which affects one or more Non-Material Obligors which, if they were a single entity on the last day of the most recent Relevant Period, would have constituted a Material Subsidiary;

(b)

in the case of any Non-Material Asset(s), the Relevant Event is not of a technical or administrative nature and would be materially prejudicial to the Lenders as a whole under the Finance Documents; or

(c)	such event or circumstance would reasonably be expected to have a Material Adverse Effect,

and in each case, the Company shall use commercially reasonable efforts to procure that the Relevant Event is remedied as soon as reasonably practicable.

27.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Company:

(i)	cancel the Total Commitments and/or Ancillary Commitments, whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

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(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable, whereupon it shall become immediately due and payable;

(v)

declare that cash cover in respect of each Letter of Credit is payable on demand, whereupon it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(vi)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be immediately due and payable whereupon they shall become immediately due and payable; and/or

(vii)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise, or direct the Security Agent to exercise, in each case, with notice to the Company, any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

27.15	Clean-up period

Notwithstanding any other provision of any Finance Document, any Default or Event of Default (other than pursuant to any Sanctions or Anti-Corruption Event, a breach of Clauses 23.3 (Binding obligations), 23.6 (Validity and admissibility in evidence), 23.13 (Pari passu ranking) and 26.10 (Collateral Rigs and Insurance), Clauses 27.1 (Non-payment), 27.2 (Financial covenants and other obligations), 27.4 (Failure to Insure), 27.7 (Insolvency), 27.8 (Insolvency proceedings), 27.10 (Unlawfulness) and 27.11 (Repudiation)) directly or indirectly resulting from or arising as a consequence of the Demerger (for these purposes including any associated, preparatory, intermediate, requisite or related corporate action, transaction or reorganisation by any member of the Group and any agreement or contract entered into or obligations assumed or acquired by or otherwise retained by or applicable to any member of the Group in connection with or resulting from the Demerger) will be deemed not to be a Default or an Event of Default (as the case may be) provided that:

(a)

it is capable of remedy and the Company and the relevant member of the Group are taking reasonable steps to remedy the Default or Event of Default (as applicable) as soon as reasonably practicable; and

(b)	the relevant circumstances giving rise to the Default or Event of Default (as applicable) are not reasonably likely to result in a Material Adverse Effect.

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If the relevant circumstances are continuing on or after 30 June 2019, there shall be a Default or Event of Default (as the case may be) notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

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SECTION 9

CHANGES TO PARTIES

28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate or sub-contract any of its rights and obligations,

to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Company consent

(a)

Subject to Clause 28.9 (Sub-participations), the consent of the Company is required for an assignment, transfer, sub-participation or sub-contract by an Existing Lender, unless the assignment, transfer, sub-participation or sub-contract is made by the Existing Lender:

(i)	to another Lender or an Affiliate of any Lender;

(ii)	at a time when an Event of Default is continuing; or

(iii)	in the case of the ECA Lender, to the ECA Guarantor.

(b)

The consent of the Company to an assignment, transfer, sub-participation or sub-contract must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

28.3	Other conditions of assignment or transfer

(a)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility.

(b)

Any assignment or transfer by DNB Bank ASA resulting in it holding less than the lower of (i) USD20,000,000 and (ii) 1.3% of the Total Commitments, may not be made without the consent of the ECA Guarantor.

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(c)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 28.6 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross up and indemnities) or Clause 17 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.4	Assignment or transfer fee

(a)	Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD5,000 .

(b)	No fee is payable pursuant to paragraph (a) above if the assignment or transfer is made by the ECA Lender to the ECA Guarantor.

28.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

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(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

28.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 28.2 (Company consent) and Clause 28.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

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(c)	Subject to Clause 28.11 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, any relevant Ancillary Lender and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Issuing Bank, the Security Agent, the Existing Lender and any relevant Ancillary Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.7	Procedure for assignment

(a)

Subject to the conditions set out in Clause 28.2 (Company consent) and Clause 28.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 28.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

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(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 28.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Company consent) and Clause 28.3 (Other conditions of assignment or transfer).

28.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

28.9	Sub-participations

(a)	Save when an Event of Default is continuing, the consent of the Company is required for any sub-participation or sub-contract by a Lender, unless:

(i)	such Lender remains liable under the Finance Documents for any such obligations;

(ii)

such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement, arrangement or understanding pursuant to which it is required to or would otherwise be expected to or might be entitled to consult with any other person in relation to the exercise of any such rights and/or obligations and each Lender agrees that it will not engage in any consultation, the seeking of advice or similar process in relation to any matter requiring the vote, consent or waiver by that Lender or any group of Lenders nor will it take into account or be influenced by the instructions or views of any other person);

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(iii)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(iv)

that the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the relevant Lender under or in relation to this Agreement (in its capacity as sub-participant under that arrangement); and

(v)	that the proposed sub-participant will under no circumstances:

(A)	be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement;

(B)

under the terms of such arrangements, be entitled to elevate its rights under such arrangements (whether conditional or otherwise) to become a Lender hereunder (whether by transfer, assignment or otherwise); or

(C)	otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement (in its capacity as sub-participant under that arrangement).

(b)	The Company will be deemed to have given its consent ten Business Days after a Lender has requested it unless consent is expressly refused by the Company within that time.

(c)

Without prejudice to the provisions of Clause 28.1 (Assignments and transfers by the Lenders), and notwithstanding paragraph (a) of this Clause 28.9, nothing in this Agreement shall prevent a Lender from obtaining trade or credit insurance, or any analogous form of synthetic credit protection, in connection with the Facilities (whether on a disclosed or an undisclosed basis).

28.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28.10, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

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(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.11	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.6 (Procedure for transfer) or any assignment pursuant to Clause 28.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 28.11 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 28.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

28.12	Lender Affiliates and Facility Office

(a)

In respect of a Utilisation or Utilisations to a particular Borrower (“Designated Utilisations”) a Lender (a “Designating Lender”) may subject to the prior written consent of the Company (not to be unreasonably withheld) and subject

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to the conditions and limitations in this Clause 28.12 at any time and from time to time designate (by written notice to the Agent and the Company):

(i)	a substitute Facility Office from which it will make Designated Utilisations (a “Substitute Facility Office”); or

(ii)	one of its Affiliates to act as the Lender in respect of the Designated Utilisations (a “Substitute Affiliate Lender”).

(b)	A Lender may only designate or maintain a designation of a Substitute Facility Office or a Substitute Affiliate Lender to the extent:

(i)

the designation and the making of any Utilisations by the Substitute Facility Office or Substitute Affiliate Lender does not and would not adversely affect the Company or any member of the Group in any respect; and

(ii)

the designation would not result in or give rise to any event or circumstance which would entitle the Lender or any Substitute Facility office or Substitute Affiliate Lender to suspend, cancel, terminate or otherwise reduce or limit its obligations under this Agreement.

(c)

Subject to paragraph (d) below, no Lender or Substitute Affiliate Lender shall be entitled to request or exercise any right to any payment, indemnification or other compensation or alternative pricing or cancellation or termination under any of Clauses 11.1 (Illegality), 14 (Changes to the Calculation of Interest), 16 (Tax Gross-up and Indemnities), 17 (Increased Costs), 18 (Other Indemnities), 20 (Costs and Expenses) or any other provision under this Agreement to the extent the relevant Tax, costs or expense or event or circumstance giving rise to any right to cancellation or termination or compensation directly or indirectly relates to or results from the designation or maintaining of any designation of the Substitute Facility Office or the Substitute Affiliate Lender.

(d)

Notwithstanding paragraph (c) above, a Substitute Affiliate Lender shall be deemed to be a Lender for the purposes of Clause 11.1 (Illegality) and shall be entitled to rely on such Clause in respect of itself and its own obligations as a Lender hereunder.

(e)

A notice to nominate a Substitute Facility Office or Substitute Affiliate Lender must be in the form set out in Schedule 19 (Form of Substitute Facility Office or Substitute Affiliate Lender Designation Notice) and be countersigned (in the case of a Substitute Affiliate Lender Designation Notice) by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Utilisations in respect of which it acts as Lender.

(f)

The Designating Lender will act as the representative of any Substitute Affiliate Lender that it nominates for all administrative purposes under this Agreement and will remain fully liable for the performance of the Substitute Affiliate Lender’s obligations hereunder (including, but not limited to, in circumstances in which it becomes unlawful in any applicable jurisdiction for a Substitute

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Affiliate Lender to perform any of its obligations as a Lender or to fund or maintain its participation in any Designated Utilisation). The Obligors, the Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Utilisations to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(g)

Save as mentioned in paragraph (f) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Utilisations in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(h)

A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Company provided that such notice may only take effect when there are no Designated Utilisations outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

29.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

29.1	Prohibition on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

30.	CHANGES TO THE OBLIGORS

30.1	Assignments and transfer by Obligors

Subject to Clause 2.5 (ListCo Accession), no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Additional Borrowers

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.8 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Majority Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

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(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	that Subsidiary also becomes an Additional Guarantor; and

(v)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

30.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents and the Security Agent shall be instructed by the Agent to release any Transaction Security granted by the Borrower, in accordance with the Intercreditor Agreement and the Security Agent shall execute such agreements, give such notices and do such other things as the Company may request to give effect to such release.

30.4	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.8 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

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(ii)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

30.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)

the Guarantor is resigning as a result of it ceasing to (i) own any Collateral Rigs or (ii) hold any Material Employment Contract pursuant to the provisions of Clause 11.11 (Prepayment and release in relation to a Collateral Rig), Clause 25.6 (Over-collateralization), Clause 25.7 (Permitted Sales), Clause 25.8 (Third Party Sales) or paragraph (c) of Clause 26.13 (Rig Owners and Material Intra-Group Charterers); or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity); and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 30.3 (Resignation of a Borrower),

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

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(c)

If the resignation of a Guarantor is accepted in accordance with paragraph (b) of this Clause 30.6 the Agent shall instruct the Security Agent to release any Transaction Security granted by that Guarantor, in accordance with the Intercreditor Agreement and the Security Agent shall execute such agreements, give such notices and do such other things as the Company may request to give effect to such release. Notwithstanding any other provisions of this Agreement or the Intercreditor Agreement, a release of any Transaction Security pursuant to this Clause 30.6 shall be effected without the further consent of, or notice to, the Lenders.

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SECTION 10

THE FINANCE PARTIES

31.	ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANK AND THE REFERENCE BANKS

31.1	Appointment of the Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Arranger, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

31.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to paragraph (e) of Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover ) and Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and

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by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

31.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Arranger or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6	Business with the Group

The Agent, the Arranger, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.7	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

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(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

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(ii)	on the written request of the Company, or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8	Responsibility for documentation

None of the Agent, the Arranger, the Issuing Bank or any Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

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(c)	whether any other event specified in any Finance Document has occurred.

31.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender), none of the Agent, the Issuing Bank, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Issuing Bank or any Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender in respect of any claim it might have against the Agent, the Issuing Bank or any Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

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(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

31.11	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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(b)	Subject to paragraph (c) below, the Company shall within five Business Days of demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

31.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom, Norway or Denmark as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 31 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above), but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 16.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 16.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

31.13	Replacement of the Agent

(a)

After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom, Norway or Denmark).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 31 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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31.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

31.15	Relationship with the Lenders

(a)

Subject to Clause 28.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and paragraph (a)(ii) of Clause 36.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, the Arranger and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

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(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender, Issuing Bank or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.18	Particular duties and liability of the Agent in relation to the ECA Lender

(a)	The Agent shall as agent for the ECA Lender have the following duties:

(i)

to inform the Company of interest, instalments and other amounts due from the Company to the ECA Lender, and guarantee fees due from the Company to the ECA Guarantor under the Finance Documents or Fee Letter(s);

(ii)	to notify the ECA Lender and ECA Guarantor of any non-payment of any principal, interest, fees or other amount payable to the ECA Lender and/or ECA Guarantor under this Agreement;

(iii)

to notify the ECA Lender and ECA Guarantor (i) of any failure by the Company to deliver the documents required to be delivered under Clause 24.1 (Financial Statements) or Clause 24.2 (Compliance Certificate), (ii) in the event any of the insurances required to be maintained under paragraph 1.2 (Maintenance of Insurances) of Part II

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of Schedule 17 (Collateral Rigs and Insurance Undertakings) reaches its expiry date without relevant evidence of renewal being presented to it as Agent, and (iii) to forward to the ECA Lender the original or a copy of any document which is delivered to it as Agent by or on behalf of the insurers, hereunder any notice of non-renewal of the relevant insurances;

(iv)	to forward to the ECA Lender the original or a copy of any document which is delivered to the Agent for the ECA Lender by the Company;

(v)	unless otherwise instructed by the Majority Lenders, request from the Company that any non-compliance contemplated by (ii) or (iii) above be immediately remedied (if capable of remedy); and

(vi)	to keep and hold the originals of the Security Documents.

(b)

Notwithstanding paragraph (a) of Clause 31.10 (Exclusion of liability), and without limiting paragraph (b) of Clause 31.10 (Exclusion of liability), the Agent will not be liable to the ECA Lender for any failure to perform its duties as Agent under this Agreement, unless directly caused by its negligence or wilful misconduct.

31.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 31.19 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

31.20	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 31.19 (Role of Reference Banks), Clause 40.3 (Other exceptions) and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations), subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

32.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

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(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.	SHARING AMONG THE FINANCE PARTIES

33.1	Payments to Finance Parties

(a)

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.6 (Partial payments).

(b)

Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or Ancillary Lender.

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 34.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

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33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5	Exceptions

(a)

This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33.6	Ancillary Lenders

(a)

This Clause 33 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under Clause 27.14 (Acceleration).

(b)

Following the exercise by the Agent of any of its rights under Clause 27.14 (Acceleration), this Clause 33 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

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SECTION 11

ADMINISTRATION

34.	PAYMENT MECHANICS

34.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor), Clause 34.4 (Clawback and pre-funding) and Clause 31.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency(or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

34.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

34.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 34.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 34.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 31.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e)

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below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 34.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

34.6	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.4 (Indemnities)), the Security Agent (including any Receiver or Delegate) or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest (including default interest and Break Costs), fee or commission due but unpaid under this Agreement;

(iii)

thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clauses 7.2 (Claims under a Letter of Credit) and 7.4 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

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34.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.8	Business Days

(a)

Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)

A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

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(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

34.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.	SET-OFF

(a)

A Finance Party may, at any time while an Event of Default in continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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(b)

Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

36.	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and, if applicable, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

(i)	(other than in respect of any communication referred to in paragraph (ii) below):

Address:	Lyngby Hovedgade 85
2800 Kgs. Lyngby
Denmark

Email:	treasury@maerskdrilling.com

Attention:	Treasury

(ii)	in respect of any communication under Clause 27 (Events of Default):

Address:	Lyngby Hovedgade 85
2800 Kgs. Lyngby
Denmark

Email:	treasury@maerskdrilling.com

Attention:	Treasury / Chief Financial Officer / General Counsel

With copy to:	cfo@maerskdrilling.com

legalcorporate@maerskdrilling.com

(b)	in the case of each Lender, each Ancillary Lender, the Issuing Bank or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

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(c)

in the case of the Agent and Security Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or to the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Agent.

(f)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (e) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

36.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

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36.6	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 36.6.

36.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)

Subject to Clause 40.2 (All Lender matters) and Clause 40.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Security Documents, the Security Agent, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

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(c)	Paragraph (c) of Clause 28.11 (Pro rata interest settlement) shall apply to this Clause 40.

(d)

For the avoidance of doubt, there shall be no requirement to obtain the consent of the Lenders in respect of any actions arising out of any sale, disposal or transaction expressly permitted under this Agreement, including but not limited to under Clause 11.11 (Prepayment and release in relation to a Collateral Rig), Clause 25.6 (Over-collateralization), Clause 25.7 (Permitted Sales), Clause 25.8 (Third Party Sales), paragraph (c) of Clause 26.13 (Rig Owners and Material Intra-Group Charterers) and Clause 30.6 (Resignation of a Guarantor) and the Agent, or in respect of the Security Documents, the Security Agent may effect any such action (including a release of Transaction Security) without further instructions from the Lenders.

40.2	All Lender matters

Subject to Clause 40.4 (Replacement of Screen Rate) and Clause 40.5 (ECA Adjustment) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the CIRR Interest Rate, the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)

an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility (other than pursuant to Clause 11.3 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Rig);

(e)	a change to the Borrowers or Guarantors (other than in accordance with Clause 30 (Changes to the Obligors));

(f)	any provision which expressly requires the consent of all the Lenders;

(g)

Clause 2.3 (Finance Parties’ rights and obligations), Clause 11.1 (Illegality), Clause 11.4 (Change of control), Clause 11.14 (Application of prepayments), Clause 28 (Changes to the Lenders), Clause 30 (Changes to the Obligors), this Clause 40, Clause 45 (Governing law) or Clause 46.1 (Jurisdiction);

(h)	(other than as expressly permitted by the provisions of any Finance Document and subject to paragraph (d) of Clause 40.1 (Required consents)) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 21 (Guarantee and indemnity);

(ii)	the Charged Property; or

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(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

save in respect of any changes that are of a minor, technical or administrative nature, or which corrects a manifest error; or

(i)	subject to paragraph (d) of Clause 40.1 (Required consents), the release of any guarantee and indemnity granted under Clause 21 (Guarantee and indemnity) or of any Transaction Security,

shall not be made without the prior consent of all the Lenders.

40.3	Other exceptions

(a)

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arranger, the Issuing Bank, any Ancillary Lender, a Reference Bank or the ECA Guarantor (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arranger, the Issuing Bank, that Ancillary Lender, that Reference Bank or the ECA Guarantor, as the case may be.

(b)

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to Clause 11.5 (Mandatory prepayment – Refinancing of Facility A) or Clause 11.6 (Mandatory prepayment – Cessation of GIEK Guarantee) shall not be made without the prior consent of the ECA Lender.

40.4	Replacement of Screen Rate

(a)

Subject to Clause 40.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

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(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

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“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that that Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one Month; or

(d)	in the opinion of the Majority Lenders and the Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

40.5	ECA Adjustment

(a)	In this Agreement:

(i)	“Consequential Amendment” means any amendment, waiver or consent of, or in relation to, any Finance Document consequential on, or required to implement or reflect, that ECA Adjustment.

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(ii)	“ECA Adjustment” means an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(A)	an extension to the date of payment of any amount under Facility B;

(B)	a reduction in the CIRR Interest Rate, the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable under Facility B;

(C)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under Facility B;

(D)	Clause 11.5 (Mandatory prepayment – Refinancing of Facility A); or

(E)	any Security Document or release of Transaction Security,

provided that, in each case, such amendment or waiver does not have effect until Facility A and the Revolving Facility have been repaid or irrevocably cancelled in full.

(b)

If any amendment, waiver or consent is an ECA Adjustment (or, in each case, a Consequential Amendment relating to it) and would otherwise require the prior consent of all the Lenders pursuant to Clause 40.2 (All Lender matters), that amendment, waiver or consent may be made with the consent of the Company and the ECA Lender.

40.6	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request or such a vote within 15 Business Days of that request being made,

(unless, in either case, the Company agrees to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

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(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

40.7	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 17.1 (Increased costs), Clause 16.2 (Tax gross-up) or Clause 16.3 (Tax Indemnity) to any Lender, then the Company may, on three Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which is acceptable (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 28.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 40.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent, the Security Agent or the ECA Lender;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 40.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

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(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction, have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

(e)

Any transfer under this Clause 40.7 (Replacement of Lender) and Clause 40.9 (Replacement of a Defaulting Lender) will be deemed to be completed (whether or not the transfer documentation is executed by the transferring Lender) within two Business Days of delivery of the transfer documentation executed by the Replacement Lender to the transferring Lender and the purchase price being deposited with the Agent. Each Lender instructs the Agent to execute the transfer documentation upon receipt of such funds.

40.8	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility; or

(B)	the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

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that Defaulting Lender’s Commitment under the relevant Facility will be reduced by the amount of its Available Commitment under the relevant Facility and to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 40.8, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.9	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)

require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to an Eligible Institution (a “Replacement Lender”) which is acceptable (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in

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accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, (to the extent that the Agent has not given a notification under Clause 28.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or the ECA Lender;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

41.	CONFIDENTIAL INFORMATION

41.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 31.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.10 (Security over Lenders’ rights);

(viii)	who is a Party; or

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(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification

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numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 45 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

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41.4	Disclosure by the ECA Guarantor and the ECA Lender

Notwithstanding anything in this Clause 41 to the contrary, the ECA Guarantor and the ECA Lender may, publicise key information about the transaction, inter alia information relating to:

(a)	the Borrower’s name and country of residence;

(b)	the date of this Agreement;

(c)	the loan and guarantee amounts available hereunder;

(d)	the type of Collateral Rigs; and

(e)	the ECA Lender’s classification of the project risk and environmental and social impact,

and in connection with such publication, use the Company’s and/or the Group’s (as applicable) logo and trademark.

41.5	Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose and have processes and controls in place to ensure compliance with any such legislation.

41.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.

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41.8	Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

42.1	Confidentiality and disclosure

(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 12.4 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any

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relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)

The Agent’s obligations in this Clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 12.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.

42.3	No Event of Default

No Event of Default will occur under Clause 27.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 42.

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43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	BAIL-IN

44.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

44.2	Definitions

For the purposes of this Clause 44:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

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“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

46.	ENFORCEMENT

46.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

(b)	Each Obligor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)

Notwithstanding paragraph (a) above, any Finance Party or Secured Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Maersk Highlander UK Ltd as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and Maersk Highlander UK Ltd by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
Maersk Drilling Holding A/S	34731721

Name of Original Rig Owner	Registration number (or equivalent, if any)
Maersk Drilling North Sea A/S	38281283

Maersk Drilling Holdings Singapore Pte. Ltd.	201026664E

Maersk Highlander UK Ltd	10195411

Maersk Drilling International A/S	34081182

Maersk Drilling A/S	32673821

Maersk Drillship I Singapore Pte. Ltd.	201321036K

Maersk Drillship II Singapore Pte. Ltd.	201321051C

Name of Original Material Intra-Group Charterer	Registration number (or equivalent, if any)
Maersk Highlander UK Limited, Singapore Branch	T17FC0094A

Maersk Drilling Services A/S	24206998

Maersk Invincible Norge A/S	35230335

Maersk Reacher Operations AS	921 289 510

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PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment (USD)	Facility B Commitment (USD)	Revolving Facility Commitment (USD)
DNB Bank ASA	106,858,032.85	—	47,448,284.48
Nordea Bank Abp, filial i Norge	106,858,032.85	—	47,448,284.48
BNP Paribas	106,858,032.85	—	47,448,284.48
Danske Bank A/S	106,858,032.85	—	47,448,284.48
ING Bank N.V.	51,937,941.38	—	23,062,058.62
Commerzbank Aktiengesellschaft	106,858,032.85	—	47,448,284.48
Nykredit Bank A/S	106,858,032.85	—	47,448,284.48
Barclays Bank PLC	51,937,941.38	—	23,062,058.62
Skandinaviska Enskilda Banken AB (publ)	51,937,941.38	—	23,062,058.62
Clifford Capital Pte. Ltd.	75,000,000.00	—	—
Citibank N.A. Jersey Branch	34,625,294.25	—	15,374,705.75
JPMorgan Chase Bank, N.A., London Branch	34,625,294.25	—	15,374,705.75
Sumitomo Mitsui Banking Corporation Europe Limited	34,625,294.25	—	15,374,705.75
Eksportkreditt Norge AS.	—	174,162,096.00	—

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SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Corporate Documents

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor (notarised and legalised if required for the purposes of registration of a Mortgage):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

If required by the law of the jurisdiction of incorporation of an Original Obligor, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than any Original Obligor incorporated in Denmark), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(e)

A certificate of the Company (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)

If relevant, a duly executed power of attorney of each Original Obligor (notarised and legalised if required for the purposes of registration of a Mortgage) authorising the relevant authorised signatories thereunder to enter into the Finance Documents to which it is a party.

(g)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

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2.	Finance Documents

(a)	This Agreement executed by all relevant Parties.

(b)	The Intercreditor Agreement executed by all relevant Parties.

(c)	The Fee Letters executed by all relevant Parties.

(d)

The GIEK Guarantee satisfactory to the ECA Lender executed by the ECA Guarantor and receipt by the ECA Guarantor of a confirmation (in form and substance satisfactory to the ECA Guarantor) from the Agent that all conditions precedent to the first Utilisation have been satisfied or waived or will be satisfied or waived on the first Utilisation Date.

(e)	Other than as set out in paragraph (b) of Clause 26.14 (Conditions subsequent), the following Security Documents duly executed by the relevant Original Obligors and, if required, the Security Agent:

(i)	in respect of each Collateral Rig, the relevant:

(A)	Deed of Covenants;

(B)	Mortgage (duly notarised and legalised if required for the purposes of registration of such Mortgage);

(C)	Insurance Assignment;

(ii)	the Account Charges; and

(iii)	the Share Charges,

and, in each case, any notice or other document required to be provided under such Security Documents (including, if relevant any share certificates and stock transfer forms duly executed by the relevant Obligor in blank).

(f)	The ECA Novation Agreement executed by all relevant Parties.

3.	Legal opinions

(a)	A legal opinion of Watson Farley & Williams LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

A legal opinion of Wong Tan & Molly Lim LLC, formal law alliance partner of Watson Farley & Williams Singapore, legal advisers to the Arranger and the Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Kromann Reumert, legal advisers to the Arranger and the Agent in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

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(d)	A legal opinion of Wikborg Rein Advokatfirma AS, legal advisers to the Arranger and the Agent in Norway, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A legal opinion of DQ Advocates, legal advisers to the Arranger and the Agent in the Isle of Man, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Collateral Rig documents

In respect of each Collateral Rig:

(a)	Documentary evidence that it:

(i)	is permanently registered in the name of its respective Rig Owner under the Approved Flag;

(ii)	is in the absolute and unencumbered ownership of the respective Rig Owner save as contemplated by the Finance Documents;

(iii)	is classed with an Approved Classification Society free of all material and overdue recommendations and conditions of the Approved Classification Society; and

(iv)	is insured in accordance with the provisions of the Finance Documents.

(b)	To the extent applicable, copies of:

(i)	its management agreement, together with copies of the relevant manager’s Document of Compliance;

(ii)	its Safety Management Certificate; and

(iii)	its International Ship Security Certificate.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 46.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	Documentation or other evidence required by a Lender in order for it to comply with all necessary “know your customer” checks pursuant to the transactions contemplated by this Agreement.

(c)	The Group Structure Chart.

(d)	The Original Financial Statements.

(e)	The audited financial statements for each Original Obligor for its financial year ended 31 December 2017.

(f)

Evidence that the fees, costs and expenses then due from the Company or any Borrower pursuant to Clause 15 (Fees) , Clause 15.7 (Fees payable in respect of Letters of Credit) , Clause 20 (Costs and expenses) and Clause 16.6 (Stamp Taxes) have been paid or will be paid by the first Utilisation Date.

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(g)	An opinion from an independent insurance consultant to the Agent on matters relating to the Insurances, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(h)	Copies of the valuation reports in relation to the Collateral Rigs evidencing their Fair Market Value.

(i)

Written confirmation from Wikborg Rein Advokatfirma AS, legal advisers to the ECA Lender in Norway addressed to the ECA Lender that all the ECA Guarantor’s conditions as set out in the GIEK Guarantee have been included in the Finance Documents.

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PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)

approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.

If required under the law of the jurisdiction of incorporation of the Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (other than any Additional Guarantor incorporated in Denmark), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.

If relevant, a duly executed power of attorney of each Additional Obligor (notarised and legalised if required for the purposes of registration of a Mortgage) authorising the relevant authorised signatories thereunder to enter into the Finance Documents to which it is a party.

7.

A certificate of the Additional Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

8.

A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

9.	If available, the latest audited financial statements of the Additional Obligor.

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10.

If the Additional Obligor is a Rig Owner or Material Intra-Group Charterer, each Security Document required under the Rig Security Package to be given by that Additional Obligor, duly executed by that Additional Obligor and, if required, the Security Agent.

11.	Any notices or documents required to be given or executed or made under the terms of the Security Documents entered into by the Additional Obligor.

12.	If the Additional Obligor is a Rig Owner, in respect of the Collateral Rig owned by it:

(a)	documentary evidence that it:

(i)	is registered in the name of that Additional Obligor under the Approved Flag;

(ii)	is in the absolute and unencumbered ownership of that Additional Obligor save as contemplated by the Finance Documents;

(iii)	is classed with an Approved Classification Society free of all material and overdue recommendations and conditions of the Approved Classification Society; and

(iv)	is insured in accordance with the provisions of the Finance Documents;

(b)	to the extent applicable, copies of:

(i)	its management agreement, together with copies of the relevant manager’s Document of Compliance;

(ii)	its Safety Management Certificate; and

(iii)	its International Ship Security Certificate; and

(c)	a legal opinion in relation to the registration of that Collateral Rig and its Rig Security Package.

13.	A legal opinion of Watson Farley & Williams LLP, legal advisers to the Arranger and the Agent in England.

14.

If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

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SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST - LOANS

From:     [name of relevant Borrower]

To:     DNB Bank ASA as Agent

Dated:

Dear Sirs

Maersk Drilling Holding A/S – [                    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Revolving Facility]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. [The proceeds of this Loan should be credited to [account].]] OR

[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

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Yours faithfully

authorised signatory for and on behalf of

[name of relevant Borrower]

*	delete as appropriate

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PART II

UTILISATION REQUEST - LETTERS OF CREDIT

From:     [name of relevant Borrower]

To:     DNB Bank ASA as Agent

Dated:

Dear Sirs

Maersk Drilling Holding A/S – [                    Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below on the following terms:

Borrower:	[ ]

Issuing Bank:	[ ]

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Revolving Facility

Currency of Letter of Credit:	[ ]

Amount:	[ ] or, if less, the Available Facility in relation the Revolving Facility

Beneficiary:	[ ]

Term:	[ ]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) of the Agreement is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

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6.	This Utilisation Request is irrevocable.

7.	[specify delivery instructions]

Yours faithfully

authorised signatory for

[name of relevant Borrower]

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PART III

SELECTION NOTICE

Applicable to Term Loans

From:     [Company on behalf of/[name of relevant Borrower]

To:     DNB Bank ASA as Agent

Dated:

Dear Sirs

Maersk Drilling Holding A/S - [                    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B] Loan[s] in [identify currency] with an Interest Period ending on [ ].*

3.	[We request that the above Facility A Loan[s] be divided into [ ] Facility A Loans with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility [A]/[B] Loan[s] is [                ]].***

4.

We request that the above Facility [A]/[B] Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [                ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].].

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for and on behalf of

[the Company on behalf of]

[name of relevant Borrower]

CONFORMED COPY

NOTES:

*	Insert details of all Facility A Loans (or Facility B Loans) in the same currency which have an Interest Period ending on the same date.
**	Use this option if division of Facility A Loans is requested.
***	Use this option if sub-division is not required.

CONFORMED COPY

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	DNB Bank ASA as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Maersk Drilling Holding A/S – [                    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 28.6 (Procedure for transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 28.6 (Procedure for transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement , the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

[[5/6].	[The New Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender]**

[6/7].

[The New Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the New Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

CONFORMED COPY

[insert jurisdictions]]

[7/8].

We refer to clause [●] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[8/9].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[9/10].	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[10/11].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:

The execution of this Transfer Certificate may not be sufficient for the New Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

CONFORMED COPY

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

For and on behalf of

[Agent]

By:

NOTES:

*	Delete as applicable.
**	Include only if the transfer includes the transfer of a revolving commitment or participation in a revolving facility.

CONFORMED COPY

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	DNB Bank ASA as Agent and [Maersk Drilling Holding A/S]/[ListCo] as Company, for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Maersk Drilling Holding A/S - [                    ] Facility Agreement

dated [                ] (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 28.7 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement , the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

CONFORMED COPY

(b)	[not a Qualifying Lender.]

[8/9.]	[The New Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender]**

[9/10].

[The New Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the New Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

[insert jurisdictions]]

[10/11].

We refer to clause [●] (Change of Senior Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[11/12].

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company of the Agreement), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[12/13].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[13/14].	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[14/15].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:

The execution of this Assignment Agreement may not be sufficient for the New Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

CONFORMED COPY

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

For and on behalf of

[Agent]

By:

NOTES:

*	Delete as applicable.
**	Include only if the assignment includes the transfer of a revolving commitment or participation in a Revolving Facility.

CONFORMED COPY

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	DNB Bank ASA as Agent

From: [Subsidiary] and [Maersk Drilling Holding A/S]/[ListCo]

Dated:

Dear Sirs

Maersk Drilling Holding A/S - [                ] Facility Agreement

dated [                ] (the “Agreement”)

1.

We refer to the Agreement and to the Intercreditor Agreement. This deed (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 30.2 (Additional Borrowers)]/[Clause 30.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.][1]

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.

[Subsidiary] (for the purposes of this paragraph [4]/[5], the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

[1]	Delete in respect of accession of ListCo.

CONFORMED COPY

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph [4]/[5].

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and]

(iii)

all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)

The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor [and the Company][2], undertakes to perform all the obligations expressed to be assumed by a Debtor [and the Company] under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)

[In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.][3]

6.	[Guarantee limitation language to be included, if applicable.]

7.	This Accession Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

This Accession Letter is entered into by deed.

[2]	Only to be included in the case of ListCo.
[3]	Include this paragraph in the Accession Letter if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

CONFORMED COPY

For and on behalf of	For and on behalf of

[Maersk Drilling Holding A/S]/[ListCo]	[Subsidiary]

By:	By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

CONFORMED COPY

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	DNB Bank ASA as Agent

From: [resigning Obligor] and [Maersk Drilling Holding A/S]/[ListCo]

Dated:

Dear Sirs

Maersk Drilling Holding A/S - [                ] Facility Agreement

dated [                ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [Clause 30.3 (Resignation of a Borrower)]/[Clause 30.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	[We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*][4]

4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

For and on behalf of	For and on behalf of

[Maersk Drilling Holding A/S]/[ListCo]	[Subsidiary]

By:	By:

NOTES:

*	Insert any other conditions required by the Facility Agreement.

[4]	Delete in respect of resignation of the Company.

CONFORMED COPY

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:    DNB Bank ASA as Agent

From: [Maersk Drilling Holding A/S]/[ListCo]

Dated:

Dear Sirs

Maersk Drilling Holding A/S – [                ] Facility Agreement

dated [                ] (the “ Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We refer to the Relevant Period ending on [ ] and confirm that as at the last day of that Relevant Period:

(a)	the Leverage Ratio was [●]:1;

(b)	the Liquidity was USD [●]; and

(c)	the Equity Ratio was [●]%.

Signed:
Chief Financial Officer of Company

CONFORMED COPY

SCHEDULE

CALCULATIONS

[Only to be included for Compliance Certificates delivered in relation to Compliance Certificate Quarter Dates by reference to the Company’s management accounts]

Line item	Amount
Revenue
Cost
EBITDA
Interest
Tax
Cashflow from operation
Capex
Debt amortisation
Assets
Equity
Gross debt
Cash
Net interest bearing debt

CONFORMED COPY

SCHEDULE 9

TIMETABLES

	Loans in euro	Loans in dollars	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 13.1 (Selection of Interest Periods))	U-3 9.30am	U-3 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 Noon	U-3 Noon	U-3 Noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-3 3.00pm	U-3 3.00pm

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 10.00am	Quotation Day 10.00am	Quotation Day 10.00am

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 10.30am	Quotation Day 10.30am	Quotation Day 10.30am

LIBOR or EURIBOR is fixed	Quotation Day 11:00 a.m. in respect of LIBOR and 11:00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day 11:00 a.m.	Quotation Day 11:00 a.m.

	Loans in euro	Loans in dollars	Loans in other currencies

CONFORMED COPY

Benchmark Rate is fixed for a Loan in a Non-LIBOR Currency			As specified as such in respect of that currency in Schedule 14 (Other Benchmarks)

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 14.3 (Calculation of Reference Bank Rate)	Quotation Day 11:30 a.m. (Brussels time)] in respect of EURIBOR	Noon on the Quotation Day	As specified as such in respect of the relevant currency in Schedule 14 (Other Benchmarks) in respect of a Benchmark Rate

CONFORMED COPY

LETTERS OF CREDIT

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-3 9.30 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit)	U-1 noon

Delivery of a duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 9.30am

“U” = date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan and, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U - X” = Business Days prior to date of utilisation

CONFORMED COPY

SCHEDULE 10

FORM OF LETTER OF CREDIT

To: [Beneficiary]

(the “Beneficiary”)

[Date]

Irrevocable Standby Letter of Credit no. [                    ]

At the request of [                    ], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable Standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [                    ].

“Total L/C Amount” means [                    ].

2.	Issuing Bank’s agreement

(a)

The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [    ] p.m. ([London] time) on the Expiry Date.

(b)

Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)

The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)

The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

CONFORMED COPY

(b)

Unless previously released under paragraph (a) above, on [                    ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [                    ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[

]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully,

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

CONFORMED COPY

SCHEDULE

FORM OF DEMAND

To: [ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [                    ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)                                                                                                  (Authorised Signatory)

For

and on behalf of

[BENEFICIARY]

CONFORMED COPY

SCHEDULE 11

FORM OF AFFILIATE ACCESSION UNDERTAKING

To: DNB Bank ASA as Agent

From: [The “Acceding Lender”]

Dated:

Maersk Drilling Holding A/S - [                    ] Facility Agreement dated [                     ] (the “Agreement”)

1.

We refer to the Agreement. This is an Affiliate Accession Undertaking. Terms defined in the Agreement have the same meaning in this Affiliate Accession Undertaking unless given a different meaning in this Affiliate Accession Undertaking.

2.

The Acceding Lender is an Affiliate of a Lender and has become a provider of an Ancillary Facility. In consideration of the Acceding Lender being accepted as an Ancillary Lender for the purposes of the Agreement, the Acceding Lender confirms, for the benefit of the Parties, that, as from [date], it intends to be party to the Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Agreement to be assumed by a Finance Party and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement as an Ancillary Lender.]

3.

We refer to clause [●] (Creditor Accession Undertaking) of the Intercreditor Agreement. In consideration of the Acceding Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Acceding Lender confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

4.	This Affiliate Accession Undertaking [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

For and on behalf of

[Acceding Lender]

By:

CONFORMED COPY

SCHEDULE 12

FORM OF ISSUING BANK AFFILIATE ACCESSION UNDERTAKING

To: DNB Bank ASA as Agent

From: [The “Acceding Issuing Bank”]

Dated:

Maersk Drilling Holding A/S - [                    ] Facility Agreement dated [                     ] (the “Agreement”)

1.

We refer to the Agreement. This is an Issuing Bank Affiliate Accession Undertaking. Terms defined in the Agreement have the same meaning in this Issuing Bank Affiliate Accession Undertaking unless given a different meaning in this Issuing Bank Affiliate Accession Undertaking.

2.

The Acceding Issuing Bank is an Affiliate of a Lender and for the purposes of the Agreement, the Acceding Issuing Bank confirms, for the benefit of the Parties, that, as from [date], it intends to be party to the Agreement as an Issuing Bank, and undertakes to perform all the obligations expressed in the Agreement to be assumed by a Finance Party and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement as an Issuing Bank.

3.	This Issuing Bank Affiliate Accession Undertaking [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

For and on behalf of

[Acceding Issuing Bank]

By:

CONFORMED COPY

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To:	DNB Bank ASA as Agent, DNB Bank ASA as Security Agent, [[●] as Issuing Bank] and [Maersk Drilling Holding A/S]/[ListCo] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Maersk Drilling Holding A/S - [●] Facility Agreement

dated [●] (the “Agreement”)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment(s)”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (h) of Clause 2.2 (Increase) of the Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

[9/10].	[The Increase Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

[10/11].

[The Increase Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the Increase Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

CONFORMED COPY

[insert jurisdictions]]

[11/12].

We refer to clause [●] (Creditor Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[12/13].	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[13/14].	This Increase Confirmation [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[14/15].	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

NOTES

*	Delete as applicable.
**	Include only if the increase involves the assumption of a revolving Commitment.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE

Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent [and the Issuing Bank]* and the Increase Date is confirmed as [●].

Agent

By:

[Issuing Bank

By:] *

Security Agent

By:

[NOTE:

*	Include only if the increase is in the revolving Commitments.

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SCHEDULE 14

OTHER BENCHMARKS

CIBOR Currency

CURRENCY:	Danish Krone

Definitions

Business Day:	Any day on which banks are open for general business in Copenhagen.

Business Day Conventions (definition of “Month” and Clause 13.3 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)   if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

(b)     If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Quotation Day:	Two Business Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Reference Bank Rate:	The arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)     (other than where paragraph 0 below applies) as the rate at which the relevant Reference Bank is willing to lend amounts in Danish Krone to a prime bank for the relevant period on an unsecured basis; or

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(b)     if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Relevant Market:	The Danish interbank market.

Screen Rate:	The Copenhagen interbank offered rate administered by the Danish Bankers’ Association (or any other person which takes over the administration of that rate) for the relevant period displayed on page CIBOR= of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate). If such page or service ceases to be available, the Agent may specify another page or service, displaying the relevant rate after consultation with the Company.

Rate fixing timings

Time at which Benchmark Rate is fixed (Schedule 9 (Timetables)):	In respect of the Screen Rate, Quotation Day 10:30 a.m. (Copenhagen time).

In respect of the Reference Bank Rate, Quotation Day 11:00 a.m.

Time at which Reference Bank Rate falls to be calculated by reference to available quotations (Schedule 9 (Timetables)):	Noon on the Quotation Day.

Deadline for quotations to establish a Reference Bank Rate (paragraph (b) of Clause 14.2 (Calculation of Reference Bank Rate)):	Noon on the Quotation Day.

Deadline for Lenders to report market disruption (Clause 14.3 (Market disruption)):	Close of business in London on the Quotation Day for the relevant Interest Period.

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SCHEDULE 15

COLLATERAL RIGS

Name of Collateral Rig	Rig Owner	IMO Number	Flag
Maersk Innovator	Maersk Drilling North Sea A/S	8767288	DK
Maersk Inspirer	Maersk Drilling North Sea A/S	8765280	DK
Maersk Intrepid	Maersk Drilling Holdings Singapore Pte. Ltd.	8771540	SIN
Maersk Interceptor	Maersk Drilling Holdings Singapore Pte. Ltd.	8771552	SIN
Maersk Integrator	Maersk Drilling Holdings Singapore Pte. Ltd.	9664627	SIN
Maersk Invincible	Maersk Drilling Holdings Singapore Pte. Ltd.	9711858	SIN
Maersk Highlander	Maersk Highlander UK Ltd.	9745249	Isle of Man
Maersk Gallant	Maersk Drilling North Sea A/S	9002568	DK
Maersk Guardian	Maersk Drilling Holdings Singapore Pte. Ltd.	8415770	SIN
Maersk Reacher	Maersk Drilling Holdings Singapore Pte. Ltd.	8768256	SIN
Maersk Resolute	Maersk Drilling Holdings Singapore Pte. Ltd.	8768232	SIN
Maersk Resolve	Maersk Drilling Holdings Singapore Pte. Ltd.	8768244	SIN
Maersk Resilient	Maersk Drilling Holdings Singapore Pte. Ltd.	8768220	SIN
Maersk Completer	Maersk Drilling Holdings Singapore Pte. Ltd.	8768309	SIN
Maersk Convincer	Maersk Drilling Holdings Singapore Pte. Ltd.	8768246	SIN
Maersk Deliverer	Maersk Drilling International A/S	8769389	DK

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Maersk Discoverer	Maersk Drilling Holdings Singapore Pte. Ltd.	8768373	SIN
Maersk Explorer	Maersk Drilling A/S	8765565	AZB
Maersk Viking	Maersk Drillship I Singapore Pte. Ltd.	9624146	SIN
Maersk Valiant	Maersk Drillship II Singapore Pte. Ltd.	9624158	SIN

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SCHEDULE 16

DEBT NOVATION CERTIFICATE

To:	DNB Bank ASA as Agent

From:	Maersk Drilling Holding A/S as the Original Company, [●] as ListCo and the Obligors

Dated:

Dear Sirs

Maersk Drilling Holding A/S – [                ] Facility Agreement

dated [                ] (the “ Agreement”)

1.

We refer to the Agreement. This is the Debt Novation Certificate. Terms defined in the Agreement have the same meaning in this Debt Novation Certificate unless given a different meaning in this Debt Novation Certificate.

2.	We refer to Clause 2.5 (ListCo Accession) of the Agreement.

3.

With effect from the date of this certificate, the Original Company and ListCo agree to the Original Company transferring to ListCo by novation, and in accordance with Clause 2.5 (ListCo Accession) of the Agreement, all of the Original Company’s rights and obligations under the Agreement and the other Finance Documents which relate to any Loans utilised by the Original Company as at the date hereof.

4.

Each Guarantor confirms for the benefit of the Finance Parties that all guarantee obligations owed by it under Clause 21.1 (Guarantee and Indemnity) of this Agreement shall (a) remain in full force and effect and (b) extend to any obligations assumed by ListCo under the Finance Documents.

5.

Each Obligor confirms for the benefit of the Finance Parties that, the Security created by it pursuant to each Security Document to which it is a party shall (a) remain in full force and effect and (b) continue to secure its Secured Obligations (as defined in the Intercreditor Agreement) under the Finance Documents.

Yours faithfully

For and behalf of MAERSK DRILLING HOLDING A/S

For and behalf of [LISTCO]

For and behalf of MAERSK DRILLING NORTH SEA A/S

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For and on behalf of MAERSK DRILLING HOLDINGS SINGAPORE PTE. LTD.

For and behalf of MAERSK HIGHLANDER UK LTD

For and on behalf of MAERSK DRILLING INTERNATIONAL A/S

For and behalf of MAERSK DRILLING A/S

For and on behalf of MAERSK DRILLSHIP I SINGAPORE PTE. LTD.

For and on behalf of MAERSK DRILLSHIP II SINGAPORE PTE. LTD.

For and behalf of MAERSK HIGHLANDER UK LIMITED, SINGAPORE BRANCH

For and behalf of MAERSK DRILLING SERVICES A/S

For and behalf of MAERSK INVINCIBLE NORGE A/S

For and behalf of MAERSK REACHER OPERATIONS AS

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SCHEDULE 17

COLLATERAL RIGS AND INSURANCE UNDERTAKINGS

PART I

COLLATERAL RIGS UNDERTAKINGS

1.1	Construction of Collateral Rigs Undertakings terms

In this Part I of Schedule 17 (Collateral Rigs and Insurance Undertakings):

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“Major Casualty”, in relation to a Collateral Rig, has the meaning given to the Insurance Assignment for that Collateral Rig.

“Permitted Liens” means, in relation to a Collateral Rig, any:

(a)	liens created by the Finance Documents;

(b)	liens for unpaid crew’s wages which are not overdue;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of trading;

(e)

other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of that Collateral Rig in respect of obligations which are not more than 30 days overdue.

1.2	Collateral Rig’s name and registration

Subject to the provisions of paragraphs 1.18 (Reflagging) to 1.22 (Conditions for Dual Registration), each Rig Owner shall keep each Collateral Rig owned by it registered under an Approved Flag and shall not do or permit to be done anything, or omit to do anything which could or might result in such registration being forfeited or imperiled.

1.3	Maintenance of class; compliance with authorisations

Each Rig Owner shall, in relation to each Collateral Rig owned by it:

(a)

ensure that such Collateral Rig is in a good and safe state of repair so as to maintain its Approved Classification with the relevant Approved Classification Society free of any material and overdue requirement or recommendation affecting its class which has not been complied with in accordance with its terms;

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(b)	procure that all appropriate repairs to or replacements of any damaged, worn or lost parts or equipment are carried out so as not to materially diminish the value of that Collateral Rig; and

(c)

comply or procure that any other relevant person (such as the manager of that Collateral Rig) who has assumed responsibility for operation of that Collateral Rig will comply with the ISM Code and the ISPS Code (or any replacement thereof and to the extent applicable to that Collateral Rig).

1.4	Security

Each Rig Owner shall not create or permit to subsist any Security over any Collateral Rig(s) owned by it, other than Permitted Liens.

1.5	Disposals

Save as permitted by the Finance Documents (including, without limitation, a Permitted Sale or a Third Party Sale or pursuant to paragraph 1.15 (Restrictions on employment)), no Rig Owner shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the whole or part of a Collateral Rig owned by it.

1.6	Equipment belonging to third parties

Except in respect of normal operational dealings and processes customary in the offshore oil and gas drilling industry, no Rig Owner shall install on a Collateral Rig owned by it any equipment belonging to a third party which cannot be removed without causing significant damage to the structure or fabric of that Collateral Rig so as to materially diminish its value.

1.7	Survey

Each Rig Owner shall submit the Collateral Rig(s) owned by it to such periodical or other surveys as may be required for classification purposes and, if so required by the Agent, the Company shall supply to the Agent copies of all survey reports in respect thereof.

1.8	Inspection

Each Rig Owner shall (i) on at least thirty (30) days’ prior written notice and not more than once per year (and without interfering with the ordinary operation of that Collateral Rig) or (ii) following an Event of Default which is continuing, permit surveyors or other persons appointed by the Agent to board a Collateral Rig owned by it for the purpose of inspecting its condition and its class or other records or satisfying themselves as to repairs proposed or already carried out subject to such persons and the Agent signing an indemnity and/or waiver letter required by the Company. Each Rig Owner shall afford all proper and reasonable facilities for such inspections if reasonably required by the Agent.

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1.9	Employment of Collateral Rig

No Rig Owner shall knowingly or recklessly employ a Collateral Rig owned by it in any trade or business which is forbidden by any applicable law or is otherwise illicit or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose a Collateral Rig to penalties.

1.10	Information

The Company shall promptly on request provide the Agent with all such information which the Agent may periodically and reasonably require regarding the Collateral Rigs, their employment, position and engagements, the names of any counterparties to the contracts for their employment and the duration of such contracts, provided that the Company shall not be obliged to disclose any confidential or commercially sensitive information or copies of any contract for the employment of a Collateral Rig.

1.11	Payment of trading expenses and wages

Each Rig Owner shall promptly pay (or procure the payment of) all tolls, dues and other outgoings whatsoever in respect of the Collateral Rig(s) owned by it and keep accounts in respect thereof in accordance with its current practice.

1.12	Notice of Mortgage

Each Rig Owner will keep on board the Collateral Rig(s) owned by it each such document or record as may be required by law and cause such particulars relating to the Mortgage(s) over such Collateral Rig(s) to be recorded as may be required by law.

1.13	Hazardous Materials

Each Rig Owner shall maintain an inventory setting out a list of hazardous materials on board each Collateral Rig(s) owned by it.

1.14	Scrapping of a Collateral Rig

Each Rig Owner shall ensure that any scrapping of a Collateral Rig owned by it shall be performed at a recycling yard which conducts its recycling business in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or the EU Ship Recycling Regulation, 2013.

1.15	Restrictions on employment

No Rig Owner shall let or employ a Collateral Rig owned by it and no Material Intra-Group Charterer shall let or employ a Collateral Rig chartered by it, in each case, on demise charter to a charterer outside the Group for any period, except if a member of the Group carries out technical management services in relation to such demise charter.

1.16	Management

In the event that Maersk Drilling A/S ceases to be the manager of a Collateral Rig, the Company shall procure that the replacement manager shall promptly deliver to the Security Agent an undertaking in a form required by the Security Agent, confirming that:

(a)

all claims of whatsoever nature which the replacement manager has now or at any later time against or in connection with the relevant Collateral Rig, the Insurances or any Requisition Compensation or against the relevant Rig Owner shall rank after and be in all respects subordinate to all of the rights and claims of the Secured Parties;

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(b)

the replacement manager shall not take any step to exercise or enforce any right or remedy which it now or at any later time has under the relevant management agreement or under any applicable law against the relevant Rig Owner or the Collateral Rig, the Insurances or any Requisition Compensation;

(c)

the replacement manager shall not institute any legal or administration action or any quasi-legal proceedings under any applicable law at any time against the Collateral Rig, the Insurances or any Requisition Compensation or against the relevant Rig Owner in any capacity; and

(d)

the replacement manager shall not compete with any of the Secured Parties in a liquidation or other winding-up or bankruptcy of the Rig Owner or in any legal or administration action or any quasi legal proceedings in connection with the Collateral Rig, the Insurances or any Requisition Compensation.

1.17	Quiet enjoyment undertakings

(a)

If, pursuant to any Material Employment Contract, the relevant charterer, employer or operator requires the Security Agent as mortgagee to enter into a quiet enjoyment undertaking in its favour in respect of the relevant Collateral Rig, the Security Agent shall, provided no Event of Default has occurred and is continuing and no material default has occurred and is continuing under such Material Employment Contract, enter into a quiet enjoyment undertaking with such charterer, employer or operator (and is authorised by the other Finance Parties to do so):

(i)

if such Material Employment Contract has a Fixed Term of less than thirty six months, in substantially the form set out in Schedule 18 (Form of Quiet Enjoyment Letter), provided that the relevant Material Intra-Group Charterer has executed and delivered to the Security Agent an Earnings Assignment, together with such legal opinions as are reasonably required by the Security Agent in relation to the execution of such Earnings Assignment by the relevant Material Intra-Group Charterer and the enforceability of such Earnings Assignment as a matter of English law, provided that (other than in respect of notices to be sent to the relevant charterer, employer or operator under English law) any perfection requirements which are reasonably likely to result in the earnings from such Material Employment Contract being paid other than in accordance with such Material Intra-Group Charterer’s instructions or the provisions of such Material Employment Contract shall only occur following an Event of Default which is continuing; or

(ii)	if such Material Employment Contract has a Fixed Term of at least thirty six months, the Company shall use best efforts to obtain the relevant

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charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking:

(A)

proposed by the relevant charterer, employer or operator or otherwise required by such Material Employment Contract, with such amendments required by the Security Agent (acting reasonably); or, if no such form is proposed or required,

(B)	proposed by the Security Agent with such amendments required by such charterer, employer or operator and approved by the Security Agent (acting reasonably),

provided that if the relevant form of quiet enjoyment undertaking proposed pursuant to sub-paragraphs (A) or (B) above cannot be agreed by the Security Agent with the relevant charterer, employer or operator within a reasonable period of time, and in any event before the time at which (without prejudice to the generality of paragraph (d)(ii) below), in the Company’s reasonable opinion and as notified in writing to the Security Agent, the execution of the relevant Material Employment Contract is put at risk (solely by reason of a failure to agree the form of relevant quiet enjoyment letter), the Company shall use reasonable commercial efforts to obtain the relevant charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking set out in Schedule 18 (Form of Quiet Enjoyment Letter) and the Security Agent shall, provided no Event of Default has occurred and is continuing and no material default has occurred and is continuing under such Material Employment Contract, enter into such quiet enjoyment undertaking (and is authorised by the other Finance Parties to do so).

(b)

In relation to any quiet enjoyment undertaking provided pursuant to paragraph (a)(i) above, the Company undertakes to use reasonable commercial efforts to obtain the relevant charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking set out in Schedule 18 (Form of Quiet Enjoyment Letter) or acknowledgement of assignment required pursuant to any Earnings Assignment (with such amendments required by such charterer, employer or operator and approved by the Security Agent (acting reasonably)).

(c)

If, pursuant to any charter, employment or drilling contract in respect of a Collateral Rig which does not fall under paragraph (a) above, the relevant charterer, employer or operator requires the Security Agent as mortgagee to enter into a quiet enjoyment undertaking in its favour in respect of the relevant Collateral Rig, the Security Agent shall, provided no Event of Default has occurred and is continuing, enter into a quiet enjoyment undertaking with such charterer, employer or operator (and is authorised by the other Finance Parties to do so) in the form required by such charter, employment or drilling contract or, if no such required form is specified, in substantially the form set out in Schedule 18 (Form of Quiet Enjoyment Letter) (with such amendments required by such charterer, employer or operator and approved by the Security Agent (acting reasonably)).

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(d)	For the avoidance of doubt:

(i)

no quiet enjoyment undertaking shall be required or requested by the Security Agent or any other Finance Party if the existence of any Security over a Collateral Rig would not require entry into a quiet enjoyment undertaking pursuant to the charter, employment or drilling contract in respect of such Collateral Rig;

(ii)

no Obligor shall be prevented from entering into any charter, employment or drilling contract in respect of a Collateral Rig if the form of quiet enjoyment undertaking proposed pursuant to this paragraph 1.17 is not accepted by the relevant charterer, employer or operator; and

(iii)	the Security Agent shall act on the instructions of the Majority Lenders in relation to all matters under this paragraph 1.17.

(e)	In relation to any demise charter entered into between a Rig Owner and a Material Intra-Group Charterer that has a Fixed Term of greater than eighteen months:

(i)

so long as (A) no Event of Default has occurred and is continuing, or (B) no event has occurred and is continuing which would entitle the Rig Owner to terminate the charter, the Security Agent shall not (and it shall procure that any person claiming through or on behalf of it shall not) interfere with the Material Intra-Group Charterer’s quiet use, possession and enjoyment of the relevant Collateral Rig chartered by it, provided that the exercise by the Security Agent of its rights under the Mortgage in relation to that Collateral Rig in accordance with the provisions of the Finance Documents will not constitute such an interference;

(ii)

that Material Intra-Group Charterer agrees that all claims of whatever nature which it has from time to time against or in connection with the relevant Collateral Rig chartered by it shall rank after and be in all respects subordinate to all of the rights and claims of the Secured Parties; and

(iii)	that Material Intra-Group Charterer agrees that, for so long as an Event of Default is continuing, it will not exercise its right to terminate that demise charter.

1.18	Reflagging

Provided that no Event of Default has occurred and is continuing, the Company may give a notice to the Agent that it wishes:

(a)	to re-document and reregister a Collateral Rig under the laws of any jurisdiction which is an Approved Flag (the “New Flag State”) other than its existing Approved Flag (a “Transfer of Flag”); and/or

(b)

to suspend the use of the flag of the Approved Flag of a Collateral Rig (the “Primary Flag State”) where it is proposed that the Collateral Rig will fly the flag of another jurisdiction which is an Approved Flag (the “Secondary Flag State”) (a “Dual Registration”).

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The Agent shall promptly send a copy of any such notice to the Lenders and, in relation to a Dual Registration, the Company shall give the Agent and the Lenders a reasonable opportunity to consult with the Company concerning the proposed Dual Registration and provide the Agent with such information as the Agent may, at the request of any Lender, reasonably request concerning the reasons for the proposed Dual Registration.

1.19	Transfer of Flag

Subject to fulfilment of the conditions specified in paragraph 1.20 (Conditions for Transfer of Flag), in the case of a Transfer of Flag the Agent shall instruct the Security Agent to, and the Security Agent shall, release and discharge the Mortgage and release and re-assign any deed of covenant collateral thereto upon reasonable notice from the Company.

1.20	Conditions for Transfer of Flag

Upon completion of the Transfer of Flag, the Company shall deliver or procure the delivery to the Agent of:

(a)	a new Mortgage together with a Deed of Covenants collateral thereto (if appropriate to the New Flag State) executed by the relevant Rig Owner in favour of the Security Agent;

(b)

opinions satisfactory to the Agent in relation to the registration of the Collateral Rig and the new Mortgage, the due execution and authorisation of any documents executed pursuant to paragraph (a) above and such other matters as the Agent may reasonably require in relation to the jurisdiction of the New Flag State and the documents delivered in relation to the Transfer of Flag; and

(c)

such other documentation (including any amendment to this Agreement) as the Agent reasonably requires in order to ensure that, after the Transfer of Flag, the Finance Parties benefit in all material respects from substantially equivalent Transaction Security as they had prior to the Transfer of Flag (in relation to a Permitted Sale, and for the purposes of such determination, disregarding the existence or impact of any restarting of hardening periods, limitation periods, avoidance periods and any other equivalent limitations arising from insolvency law other than where there is a reasonable likelihood of an insolvency of such Rig Owner during the new hardening, limitation or other equivalent period) arising as a result of the implementation of the new Security over that Collateral Rig pursuant to paragraph (a) above), in such terms as the Agent may approve (acting reasonably).

1.21	Dual Registration

(a)

Subject to fulfilment of the conditions specified in paragraph 1.22 (Conditions for Dual Registration), in the case of a Dual Registration the Agent shall instruct the Security Agent to, and the Security Agent shall, give any requisite consents required by any applicable registrar or other official in the Primary Flag State and/or the Secondary Flag State to permit the Dual Registration upon reasonable notice from the Company.

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(b)

Notwithstanding paragraphs 1.18 (Reflagging) and paragraph (a) above, it is agreed that in relation to the Dual Registration Collateral Rig “Maersk Explorer” under its Primary Flag State of Denmark and its Secondary Flag State of Azerbaijan, any ongoing renewals, filings or registrations required to be made in respect thereto shall not require the consent or approval of the Agent or the Security Agent.

1.22	Conditions for Dual Registration

Upon suspension of the use of the flag of the Primary Flag State and commencement of the use of the flag of the Secondary Flag State, the Company shall deliver or procure the delivery to the Agent of the following documents and/or evidence:

(a)

an opinion satisfactory to the Agent from lawyers qualified or accustomed to advise on the laws of the Primary Flag State and the Secondary Flag State that the Dual Registration is permitted by their respective laws for the duration of the relevant charter period or a specified part thereof and that the relevant Mortgage and the relevant Rig Owner’s title to the relevant Collateral Rig remain duly registered under the laws of the Primary Flag State following the Dual Registration and that on termination of the charter by virtue of which the Collateral Rig is registered in the Secondary Flag State or a judicial sale of the Collateral Rig, the Dual Registration will be terminated without delay and without any discretionary consents from authorities in the Secondary Flag State; and

(b)

if the laws of the Secondary Flag State require that the relevant Mortgage be noted or registered against the relevant Collateral Rig (as the case may be) in the Secondary Flag State, evidence reasonably satisfactory to the Agent that such notation or registration will be effected upon or within an appropriate period following commencement of the Dual Registration.

1.23	Notification of certain events

The Company shall notify the Agent by email promptly upon the same coming to its knowledge and in reasonable detail of:

(a)	any casualty to a Collateral Rig which is or is likely to be a Major Casualty;

(b)	any occurrence in consequence whereof a Collateral Rig has become a Total Loss;

(c)

any requirement or recommendation made by an Approved Classification Society or by any competent authority in respect of any Collateral Rig which has not been complied with by the date by which it is required to be complied with (as extended by agreement with the Approved Classification Society) other than any such requirement or recommendation the imposition of which is being contested in good faith by the Company or the relevant Rig Owner;

(d)	any arrest or detention of a Collateral Rig or the exercise or purported exercise of any lien on a Collateral Rig; and

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(e)	a Collateral Rig ceasing to be registered under the laws of its Approved Flag (other than in accordance with paragraphs 1.18 (Reflagging) to 1.22 (Conditions for Dual Registration)).

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PART II

INSURANCE UNDERTAKINGS

1.1	Construction of insurance terms

In this Part II of Schedule 17 (Collateral Rigs and Insurance Undertakings):

“approved” means approved in writing by the Agent and “approval” shall be construed accordingly;

“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of each Collateral Rig in consequence of its insured value being less than the value at which that Collateral Rig is assessed for the purpose of such claims;

“Loss Payable Clause” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant policies, such Loss Payable Clauses to be in the forms set out in Appendix B to schedule 1 and in schedule 2 to each Insurance Assignment, or in such other forms as may from time to time be approved in writing by the Security Agent;

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association being a subscriber to the International Group of Protection and Indemnity Associations (“IGA”) or any subsequent association that provides an umbrella for pooled reinsurance in a manner similar to IGA or as may otherwise be approved by the Mortgagee, including the proportion (if any) not covered in case of collision under the marine risks insurance; and

“war risks” includes the risk of mines and all risks excluded from the corresponding marine policy by the War Exclusion Clause.

1.2	Maintenance of Insurances

The Company shall keep each Collateral Rig insured at no cost to the Finance Parties against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks; and

(c)	protection and indemnity risks.

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1.3	Terms of Insurances

In relation to each Collateral Rig, the Company shall effect such Insurances (or shall procure that such Insurances are effected):

(a)	in the case of fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of):

(i)	in respect of hull and machinery risks excluding total loss, 80% of the Fair Market Value of that Collateral Rig for the time being;

(ii)	in respect of hull and machinery risks including total loss, the Fair Market Value of that Collateral Rig for the time being; and

(iii)	such amount which, when aggregated with the insured value of the other Collateral Rigs, shall equal to or exceed 120 per cent. of the Loans outstanding);

(b)	in the case of protection and indemnity risks, for a limit acceptable to the Agent acting reasonably;

(c)	on approved terms; and

(d)

through commercially reputable brokers and with commercially reputable insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in commercially reputable associations.

1.4	Further protections for the Finance Parties

In addition to the terms set out in paragraph 1.3 (Terms of Insurances), the Company shall procure that the Insurances shall:

(a)	subject always to paragraph (b), name the Company and/or the relevant Obligor as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any Insurances for hull and machinery and war risks:

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)

in respect of any Insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

(b)	name the Security Agent as loss payee by incorporation of the relevant Loss Payable Clause;

(c)

provide that all payments by or on behalf of the insurers under the Insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever but with full discharge of the insurer’s obligation to pay more than once;

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(d)	provide that the Insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(e)	provide that the Security Agent may make proof of loss if the Company fails to do so.

1.5	Renewal of Insurances

The Company shall:

(a)

at least 14 days before the expiry of any Insurance notify the Agent of the names of the brokers or insurers and any association through or with which the Company proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(b)	at least 7 days before the expiry of any obligatory insurance arrange for the Insurances to be renewed, replaced or extended prior to their expiry; and

(c)

procure that the brokers, insurers and/or the associations with which such a renewal, replacement or extension are effected shall promptly after the renewal confirm to the Agent in writing that the renewal, replacement or extension has been effected.

1.6	Copies of policies; letters of undertaking

The Company shall ensure that the brokers, insurers and/or the associations provide the Security Agent with:

(a)	pro forma copies of all policies relating to the Insurances which they are to effect or renew; and

(b)

a letter or letters or undertaking in an approved form required by the Agent (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

1.7	Copies of certificates of entry

The Company shall ensure that any protection and indemnity and/or war risks associations in which a Collateral Rig is entered provide the Security Agent with a certified copy of the certificate of entry for that Collateral Rig.

1.8	Deposit of original policies

The Company shall ensure that all policies relating to Insurances are deposited with the brokers, insurers and/or the associations through which the Insurances are effected or renewed.

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1.9	Payment of premiums

The Company shall punctually pay (or shall procure the punctual payment of) all premiums or other sums payable in respect of the Insurances and produce all relevant receipts when so required by the Agent or the Security Agent.

1.10	Guarantees

The Company shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

1.11	Compliance with terms of Insurances

The Company shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would be reasonably likely to render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

1.12	Settlement of claims

(a)	Any claim under the Insurances for a Total Loss shall only be settled, compromised or abandoned with prior approval provided that:

(i)	such approval shall not be unreasonably withheld or delayed; and

(ii)	prior approval shall promptly be granted in circumstances where any such claim is settled for an amount equal to or greater than the Secured Obligations (as defined in the Intercreditor Agreement).

(b)

The Company shall promptly provide all assistance, documents, evidence and information requested by the Security Agent to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the Insurances.

1.13	Provision of copies of communications

If so required by the Agent, the Company shall provide the Agent with copies of written communications between the Company and the relevant brokers, insurers and associations relating to material changes to any of the Insurances as soon as they are available.

1.14	Provision of information

(a)

The Company shall promptly provide the Agent with any information which the Agent reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the Insurances effected or proposed to be effected.

(b)

The Company shall, forthwith upon demand, reimburse the Agent in respect of the cost of any such report referred to in paragraph (a) above, provided that the Company shall only be obliged to pay for the cost of any such report obtained by the Agent once per annum and any additional report requested whilst an Event of Default is continuing.

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1.15	Insurance proceeds

The Company shall apply (or shall procure the application of) all amounts receivable under the Insurances which are paid to the relevant Rig Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such amounts have been received.

1.16	Payment in accordance with Loss Payable Clause

The Company shall procure that each member of the Group who is named as an additional insured party in the Insurances (whether referred to as “co-assured”, or “additional member”, or otherwise) shall:

(a)	immediately pay any amounts received by that member of the Group in respect of the Insurances to the Security Agent in accordance with the relevant Loss Payable Clause; and

(b)	promptly give any authorisation, consent or discharge requested by the Security Agent for the payment of any claim under the Insurances in accordance with the relevant Loss Payable Clause.

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SCHEDULE 18

FORM OF QUIET ENJOYMENT LETTER

QUIET ENJOYMENT LETTER – AGENT/MORTGAGEE

[Name of Contractor], a company incorporated in [country] with company number [●] and with its registered office at [Address] (“Contractor” which definition shall include any assignee thereto pursuant to the terms of the Contract) is the Affiliate (as defined in the Contract) of the owner of the mobile offshore drilling unit “[Name of Drilling Unit]” (“Drilling Unit”), which is hired to [●], a company incorporated in [●] with company number [●] and with its registered office at [address] (“Company” which definition shall include any assignee thereto pursuant to the terms of the Contract) pursuant to the Contract for the Provision and Operation of Offshore Drilling Unit dated [Date] (“Contract”).

The Drilling Unit is directly or indirectly subject to a financing granted by inter alia [Bank or Banks], with [Mortgagee/Agent] as mortgagee (the “Mortgagee”) under a facility agreement dated [Date] (“Facility Agreement”) and secured, inter alia, with a first priority mortgage over the Drilling Unit (the “Mortgage”).

The purpose of this Quiet Enjoyment Letter is to ensure that, subject to paragraph 3 below, Company will have the full use of the Drilling Unit and such other rights and obligations as it has subject to the terms of the Contract.

1.	Company hereby:

(i)	acknowledges the rights, title and interest of the Mortgagee under the Mortgage and in and to the Drilling Unit; and

(ii)

acknowledges the right of the Mortgagee, following an Event of Default under the Facility Agreement which is continuing and the enforcement of its rights under, and in accordance with the terms of, the Mortgage, to make all demands, give all notices, take all actions and exercise all rights of Contractor in respect of the Drilling Unit.

2.	The Mortgagee hereby irrevocably and unconditionally covenants and agrees with Company when exercising its rights as mortgagee of the Drilling Unit:

(i)	not to interfere with Company’s uninterrupted quiet use and enjoyment of the Drilling Unit and the exercise of Company’s rights under the Contract;

(ii)

that prior to a default by Contractor under the Facility Agreement or during any rectification period thereunder, Contractor shall retain the right to use and control the Drilling Unit in accordance with the Contract;

(iii)

that in the event Contractor fails to cure any default occurring under the Facility Agreement, Company’s right to uninterrupted quiet enjoyment of the Drilling Unit shall not be disturbed by any action taken by the Mortgagee under the terms of the Facility Agreement, related security agreements or otherwise; and

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(iv)

without prejudice to the generality of the foregoing, it shall in no event remove or initiate steps which may lead to the removal of the Drilling Unit from [Location] without Company’s prior written approval.

3.	The undertakings referred to in paragraph 2 above are subject always to:

(i)	no event having occurred which would entitle Contractor to terminate the Contract and that the Contract has not expired or for other reasons ceased to be effective and in force; and

(ii)	Company not being in substantive breach of any, and being in substantive compliance with all of its obligations under this Quiet Enjoyment Letter,

and for the avoidance of doubt, none of the undertakings given by the Mortgagee shall be construed as an express or implied agreement by the Mortgagee to guarantee the due performance by Contractor (or any replacement registered or disponent owner of the Drilling Unit) of its obligations under the Contract and the Mortgagee or its designees shall have no liability or obligation under the Contract save to the extent expressly agreed.

4.

This Quiet Enjoyment Letter and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and any disputes under or in connection with this Quiet Enjoyment Letter shall be subject to the exclusive jurisdiction of the English courts.

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SCHEDULE 19

FORM OF SUBSTITUTE FACILITY OFFICE OR SUBSTITUTE AFFILIATE LENDER DESIGNATION NOTICE

To:    DNB Bank ASA as Agent and [Maersk Drilling Holding A/S]/[ListCo] as the Company

From: [Designating Lender] (the “Designating Lender”)

Dated:

Dear Sirs

Maersk Drilling Holding A/S – [    ] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Designation Notice.

2.

[We hereby designate our Facility Office in [●] as a Substitute Facility Office]/[We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender] in respect of any Utilisations required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction] (“Designated Utilisations”).

3.	[The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.

By countersigning this notice below the Designated Affiliate Lender agrees to become a Designated Affiliate Lender in respect of Designated Utilisations as indicated above and agrees to be bound by the terms of the Agreement accordingly.]

5.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

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For and on behalf of

[Designating Lender]

[We acknowledge and agree to the terms of the above.

For and on behalf of

[Substitute Affiliate Lender]]

We acknowledge the terms of the above.

For and on behalf of

[The Agent]

Dated

We acknowledge the terms of the above.

For and on behalf of

[Maersk Drilling Holding A/S]/[ListCo] as Company

Dated

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SCHEDULE 20

LOCAL COUNSEL CONFIRMATIONS

1.1	Singapore

We refer to the Listco Accession (as defined in the facility agreement dated [●] 2018 (the “Facility Agreement” and entered into between (i) Maersk Drilling Holding A/S as original company (the “Company”), (ii) the subsidiaries of the Company listed in Part I of Schedule 1 thereto as original borrowers, (iii) the subsidiaries of the Company listed in Part I of Schedule 1 thereto as rig owners (including, inter alia, Maersk Drilling Holdings Singapore Pte. Ltd., Maersk Drillship I Singapore Pte. Ltd. and Maersk Drillship II Singapore Pte. Ltd., (iv) the subsidiaries of the Company listed in Part I of Schedule 1 as material intra-group charterers, (v) DNB Bank ASA and Nordea Bank ABP, Filial 1 Norge as coordinators (the “Coordinators”); (vi) BNP Paribas, Danske Bank A/S, DNB Bank ASA, ING Bank N.V., Nordea Bank ABP, Filial 1 Norge and [●] as arrangers (the “Arranger”), (vii) the financial institutions listed in Part II of Schedule 1 as lenders (the “Original Lenders”, together with any other financial institutions that are party to the Facility Agreement as lender as at the date hereof, the “Lenders”), (viii) DNB Bank ASA as agent of the other Finance Parties (as defined in the Facility Agreement) (the “Agent”) and (ix) DNB Bank ASA as security trustee for the Secured Parties (as defined in the Facility Agreement) (the “Security Agent”, together with the Coordinators, the Arranger, the Lenders, the Agent and the Security Agent, the “Addressees”)) that has taken place on [●] 2018.

We are of the opinion that the security interests created by the existing Security Documents (as defined in the Facility Agreement) will not be affected, invalidated or rendered ineffective by the Listco Accession, and will continue to be in full force and effect in accordance with the terms of such Security Documents. Our opinion is subject to the same assumptions and qualifications as set out in our legal opinion dated [●] 2018.

This email confirmation is addressed to (i) the Addressees and only for the purposes directly connected with the Listco Accession, and except with our prior written consent, is not to be transmitted or disclosed to or used by any other person other than an Addressee apart from (a) to any person to whom disclosure is required to be made by an Addressee by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceeding, (b) to any professional adviser, auditor, insurer, reinsurer or affiliate of an Addressee, or (c) to any potential assignee, transferee or sub-participant of an Addressee, and any such disclosure to the parties referred to in (a), (b), or (c) above is subject to the condition that they may not rely upon this confirmation.

1.2	Isle of Man

We are of the opinion that the security interests created by the existing Security Documents (as defined in the Facility Agreement) which are governed by Isle of Man law will not be affected, invalidated or rendered ineffective by the Listco Accession, and will continue to be in full force and effect in accordance with the terms of such Security Documents. Our opinion is subject to the same assumptions and qualifications as set out in our legal opinion dated [●] 2018.

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1.3	Norway

We are of the opinion that the security interests created by the share pledge agreement dated [●] December 2018 between Maersk Drilling A/S as pledgor and DNB Bank ASA as security agent relating to the shares in Maersk Reacher Operations AS will not be invalidated or rendered ineffective by the Listco Accession. Our opinion is subject to the same assumptions and qualifications as set out in our legal opinion dated [●] December 2018.

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SIGNATURES

THE ORIGINAL COMPANY

For and on behalf of MAERSK DRILLING HOLDING A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

THE ORIGINAL BORROWER

For and behalf of MAERSK DRILLING HOLDING A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

THE ORIGINAL GUARANTORS

For and behalf of MAERSK DRILLING HOLDING A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

[Signature page to the Facilities Agreement]

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The Rig Owners

For and behalf of MAERSK DRILLING NORTH SEA A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and on behalf of MAERSK DRILLING HOLDINGS SINGAPORE PTE. LTD.

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and behalf of MAERSK HIGHLANDER UK LTD

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and on behalf of MAERSK DRILLING INTERNATIONAL A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and behalf of MAERSK DRILLING A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and on behalf of MAERSK DRILLSHIP I SINGAPORE PTE. LTD.

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and on behalf of MAERSK DRILLSHIP II SINGAPORE PTE. LTD.

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

[Signature page to the Facilities Agreement]

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The Material Intra-Group Charterers

For and behalf of MAERSK HIGHLANDER UK LIMITED, SINGAPORE BRANCH

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and behalf of MAERSK DRILLING SERVICES A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and behalf of MAERSK INVINCIBLE NORGE A/S

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

For and behalf of MAERSK REACHER OPERATIONS AS

/s/ Tine Lonborg		/s/ Dominic Charnock
By:	TINE LONBORG	By:	DOMINIC CHARNOCK

[Signature page to the Facilities Agreement]

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THE ARRANGER

For and behalf of DNB BANK ASA

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and on behalf of NORDEA BANK ABP, FILIAL I NORGE

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and behalf of BNP PARIBAS

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and behalf of DANSKE BANK A/S

/s/ A. Mandeville		/s/ G. Smith
By:	A.MANDEVILLE	G. SMITH

For and on behalf of ING BANK N.V.

/s/ T. Brouwer		/s/ T.F. Lapoutre
By:	T. BROUWER	T.F. LAPOUTRE

For and on behalf of COMMERZBANK AKTIENGESELLSCHAFT

/s/ Annbritt Hertrampf		/s/ Dirk Verlage
By:	ANNBRITT HERTRAMPF	DIRK VERLAGE

For and on behalf of NYKREDIT BANK A/S

/s/ Henrik Michaelsen		/s/ Torben Kaag
By:	HENRIK MICHAELSEN	TORBEN KAAG

For and on behalf of BARCLAYS BANK PLC

/s/ Chris Bicheno
By:	CHRIS BICHENO

[Signature page to the Facilities Agreement]

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For and on behalf of SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and on behalf of CLIFFORD CAPITAL PTE. LTD.

/s/ Low Li Ping, Audra
By:	LOW LI PING, AUDRA

For and on behalf of CITIBANK N.A. JERSEY BRANCH

/s/ Jitendra Pal
By:	JITENDRA PAL

For and on behalf of J.P. MORGAN SECURITIES PLC

/s/ Jon Abando
By:	JON ABANDO

For and on behalf of SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

[Signature page to the Facilities Agreement]

CONFORMED COPY

THE AGENT

For and on behalf of

DNB BANK ASA

/s/ Nicholas Cullinan
By: NICHOLAS CULLINAN

Address:	PO Box 1600 Sentrum, N-0021 Oslo, Norway

Telephone:	+47 930 57 780 / +47 980 79 689

Email:	Agentdesk@dnb.no

Attention:	Finn Kristian Reinertsen / Petter Haulan

THE SECURITY AGENT

For and on behalf of

DNB BANK ASA

/s/ Nicholas Cullinan
By: NICHOLAS CULLINAN

Address:	PO Box 1600 Sentrum, N-0021 Oslo, Norway

Telephone:	+47 930 57 780 / +47 980 79 689

Email:	Agentdesk@dnb.no

Attention:	Finn Kristian Reinertsen / Petter Haulan

[Signature page to the Facilities Agreement]

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THE ORIGINAL LENDERS

For and behalf of DNB BANK ASA

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and on behalf of NORDEA BANK ABP, FILIAL I NORGE

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and behalf of BNP PARIBAS

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and behalf of DANSKE BANK A/S

/s/ A. Mandeville		/s/ G. Smith
By:	A. MANDEVILLE	G. SMITH

For and on behalf of ING BANK N.V.

/s/ T. Brouwer		/s/ T.F. LaPoutre
By:	T. BROUWER	T.F. LAPOUTRE

For and on behalf of COMMERZBANK AKTIENGESELLSCHAFT

/s/ AnnBritt Hertrampf		/s/ Dirk Verlage
By:	ANNBRITT HERTRAMPF	DIRK VERLAGE

For and on behalf of NYKREDIT BANK A/S

/s/ Henrik Michaelsen		/s/ Torben Kaag
By:	HENRIK MICHAELSEN	TORBEN KAAG

For and on behalf of BARCLAYS BANK PLC

/s/ Chris Bicheno
By:	CHRIS BICHENO

[Signature page to the Facilities Agreement]

CONFORMED COPY

For and on behalf of SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

For and on behalf of CLIFFORD CAPITAL PTE. LTD.

/s/ Low Li Ping, Audra
By:	LOW LI PING, AUDRA

For and on behalf of CITIBANK N.A. JERSEY BRANCH

/s/ Jitendra Pal
By:	JITENDRA PAL

For and on behalf of JPMORGAN CHASE BANK, N.A., LONDON BRANCH

/s/ Tunde Akinleye
By:	TUNDE AKINLEYE

For and on behalf of SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

The ECA Lender

For and on behalf of EKSPORTKREDITT NORGE AS.

/s/ Nicholas Cullinan
By:	NICHOLAS CULLINAN

[Signature page to the Facilities Agreement]